EXHIBIT (a)(1)(A)

OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock

of

FSI INTERNATIONAL, INC.

at

$6.20 NET PER SHARE

by

RB MERGER CORP.

an indirect wholly-owned subsidiary of

TOKYO ELECTRON LIMITED

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW

YORK CITY TIME, ON MONDAY, SEPTEMBER 24, 2012, UNLESS THE OFFER IS

EXTENDED.

RB Merger Corp., a Minnesota corporation (“Purchaser”) and an indirect wholly-owned subsidiary of Tokyo Electron Limited, a Japanese corporation (“Tokyo Electron”), is offering to purchase for cash all outstanding shares of common stock, no par value (the “Shares”), of FSI International, Inc., a Minnesota corporation (“FSI”), at a price of $6.20 per Share, net to the seller in cash (the “Offer Price”), without interest thereon and subject to reduction for any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase, as each may be amended or supplemented from time to time, constitute the “Offer”). The Offer is being made in connection with the Agreement and Plan of Merger, dated as of August 13, 2012, by and among FSI, Tokyo Electron and Purchaser (as it may be amended from time to time, the “Merger Agreement”), pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser has agreed to merge with and into FSI, with FSI surviving as an indirect wholly-owned subsidiary of Tokyo Electron (the “Merger”).

The Board of Directors of FSI (the “FSI Board”) and its Committee of Disinterested Directors have unanimously (a) declared that the Merger Agreement and the transactions contemplated thereby, including the Offer, the Merger and the top-up option, are fair to and in the best interests of FSI and its shareholders and (b) approved and declared advisable the Merger Agreement (including the plan of merger contained therein) and transactions contemplated thereby, including the Offer, the Merger and the top-up option, in accordance with Minnesota law. The FSI Board recommends that the FSI shareholders accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, to the extent required to consummate the Merger, approve the Merger and adopt the Merger Agreement.

There are no financing conditions to the Offer. The Offer is subject to various conditions. A summary of the principal terms of the Offer appears on pages 1 through 7 of this Offer to Purchase under the heading “Summary Term Sheet.” You should read this entire document carefully before deciding whether to tender your Shares.

The Information Agent for the Offer is:

D.F. KING & CO., INC.

The Dealer Manager for the Offer is:

Goldman, Sachs & Co.

August 27, 2012

IMPORTANT

If you desire to tender all or any portion of your Shares to Purchaser pursuant to the Offer, you should either (a) complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, mail or deliver the Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof) and any other required documents to Computershare Trust Company, N.A., the “Depositary” for the Offer, and either deliver the certificates for your Shares to the Depositary along with the Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof) or tender your Shares by book-entry transfer by following the procedures described in Section 3—“Procedures for Tendering Shares” of this Offer to Purchase, in each case by the Expiration Date (as defined in Section 1 of this Offer to Purchase) of the Offer, or (b) request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares to Purchaser pursuant to the Offer.

If you desire to tender your Shares to Purchaser pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer, or cannot deliver all required documents to the Depositary by the expiration of the Offer, you may tender your Shares to Purchaser pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3—“Procedures for Tendering Shares” of this Offer to Purchase.

* * *

Questions and requests for assistance may be directed to D.F. King & Co., Inc., the “Information Agent” for the Offer, at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may also be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

Page

SUMMARY TERM SHEET	1

INTRODUCTION	8

THE TENDER OFFER	11

SCHEDULE A	A-1

SUMMARY TERM SHEET

RB Merger Corp., a Minnesota corporation (“Purchaser”) and an indirect wholly-owned subsidiary of Tokyo Electron Limited, a Japanese corporation (“Tokyo Electron”), is offering to purchase for cash all outstanding shares of common stock, no par value (the “Shares”), of FSI International, Inc., a Minnesota corporation (“FSI”), at a price of $6.20 per Share, net to the seller in cash (the “Offer Price”), without interest thereon and subject to reduction for any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase, as each may be amended or supplemented from time to time, constitute the “Offer”). The Offer is being made in connection with the Agreement and Plan of Merger, dated as of August 13, 2012, by and among FSI, Tokyo Electron and Purchaser (as it may be amended from time to time, the “Merger Agreement”), pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser has agreed to merge with and into FSI, with FSI surviving as an indirect wholly-owned subsidiary of Tokyo Electron (the “Merger”).

The following are some questions you, as a shareholder of FSI, may have and answers to those questions. You should carefully read this entire Offer to Purchase and the other documents to which this Offer to Purchase refers to understand fully the Offer, the Merger and the related transactions because the information in this summary term sheet is not complete. References to “we,” “us,” or “our,” unless the context otherwise requires, are references to Purchaser.

Who is offering to buy my securities?

Our name is RB Merger Corp. We are a Minnesota corporation formed solely for the purpose of making this tender offer for all of the outstanding Shares. We are an indirect wholly-owned subsidiary of Tokyo Electron Limited, a Japanese corporation. See “Introduction” to this Offer to Purchase and Section 9—“Certain Information Concerning Purchaser and Tokyo Electron.”

The Offer is the first step in our plan to acquire all of the outstanding Shares, as provided in the Merger Agreement. If, after completion of the Offer, we, together with Tokyo Electron and any other wholly-owned direct or indirect subsidiary of Tokyo Electron, own at least a majority of the outstanding Shares, upon the terms and subject to the conditions of the Merger Agreement, we intend to acquire the remainder of the outstanding Shares in the Merger for $6.20 per Share in cash. See Section 11—“Purpose of the Offer and Plans for FSI; Transaction Documents.”

What securities are you offering to purchase?

We are offering to purchase all of the outstanding Shares. See “Introduction” to this Offer to Purchase and Section 1—“Terms of the Offer.”

How much are you offering to pay for my securities; and what is the form of payment?

We are offering to pay you $6.20 per Share net to you in cash, without interest thereon. If you are the record holder of your Shares (i.e., a stock certificate has been issued to you and registered in your name) and you directly tender your Shares to the Depositary in the Offer, you will not have to pay brokerage fees or commissions. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See the “Introduction” to this Offer to Purchase.

Do you have the financial resources to make payment?

Yes. We will need approximately $260 million to purchase all outstanding Shares validly tendered in the Offer (and not withdrawn), to pay fees and expenses related to the Offer and the Merger, to complete the Merger and pay the consideration in respect of outstanding Shares converted in the Merger into the right to receive the per Share amount paid in the Offer and to cash out options to acquire the Shares. Tokyo Electron will provide us with the necessary funds to fund the Offer through cash on hand. Consummation of the Offer is not subject to any financing conditions. See Section 12—“Source and Amount of Funds.”

Is your financial condition relevant to my decision to tender in the Offer?

We do not believe our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because (a) the Offer is being made for all outstanding Shares solely for cash, (b) the Offer is not subject to any financing conditions, (c) if we consummate the Offer, subject to the satisfaction or waiver of certain conditions, we have agreed to acquire all remaining Shares for the same cash price in the Merger, and (d) Tokyo Electron has, and will arrange for Purchaser to have, sufficient funds to purchase all Shares validly tendered and not properly withdrawn in the Offer and to acquire the remaining issued and outstanding Shares in the Merger. See Section 12—“Source and Amount of Funds.”

What are the most significant conditions to the Offer?

The Offer is conditioned upon, among other things:

•

there shall be validly tendered in accordance with the terms of the Offer immediately prior to the scheduled Expiration Date (as defined below) and not withdrawn, a number of Shares that, together with Shares then directly or indirectly owned by Tokyo Electron, represents at least a majority of all Fully Diluted Shares (as defined below), which condition we refer to as the “Minimum Tender Condition”;

•

the waiting period (and any extension of the waiting period) applicable to the transactions contemplated by the Merger Agreement (including the Offer and the Merger) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any approvals or clearances applicable to the Offer or the consummation of the Merger under applicable foreign antitrust laws, shall have expired or been terminated or obtained, as applicable;

•

the receipt of notice from the Committee on Foreign Investment in the United States (“CFIUS”) that it has determined that (a) the subject transactions are not a “covered transaction” or (b) CFIUS has concluded its review and has determined not to conduct a full investigation or, if a full investigation is deemed to be required, the parties shall have received notification issued by CFIUS that the U.S. government will not take action to prevent the consummation of the Offer or the Merger or to impose any requirements or conditions to mitigate any national security concerns related thereto; and

•

subject to certain exceptions, no event, circumstance, change, occurrence or state of facts shall have occurred that has had or would reasonably be expected to have a materially adverse effect on the business, assets, liabilities, results of operations or financial condition of FSI.

“Fully Diluted Shares” means all outstanding Shares entitled to vote in the election of directors of FSI or on the adoption of the Merger Agreement and approval of the Merger, together with all those Shares which FSI would be required to issue upon the conversion, exercise or exchange of any then-outstanding warrants, options, benefit plans or obligations, securities or instruments convertible, exercisable or exchangeable into those Shares, whether or not then convertible, exercisable or exchangeable. FSI has informed the Purchaser that as of August 23, 2012, there were 39,329,304 Shares outstanding and options outstanding to purchase 3,242,464 Shares. Based on the foregoing, Purchaser believes that the Minimum Tender Condition would be satisfied if 21,476,460 Shares are validly tendered and not withdrawn prior to the Expiration Date.

Other conditions of the Offer are described in Section 13—“Conditions of the Offer.” Consummation of the Offer is not conditioned on Tokyo Electron or Purchaser obtaining financing.

Is there an agreement governing the Offer?

Yes. FSI, Tokyo Electron and Purchaser have entered into the Merger Agreement. The Merger Agreement provides, among other things, for the terms and conditions of the Offer and, following consummation of the Offer, the merger of Purchaser into FSI. See Section 11—“Purpose of the Offer and Plans for FSI; Transaction Documents.”

What does FSI’s board of directors think about the Offer?

The Board of Directors of FSI (the “FSI Board”) and its Committee of Disinterested Directors have unanimously (a) declared that the Merger Agreement and the transactions contemplated thereby, including the Offer, the Merger and the Top-Up Option (as defined below), are fair to and in the best interests of FSI and its shareholders and (b) approved and declared advisable the Merger Agreement (including the plan of merger contained therein) and transactions contemplated thereby, including the Offer, the Merger and the Top-Up Option, in accordance with Minnesota law. The FSI Board recommends that FSI shareholders accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, to the extent required to consummate the Merger, approve the Merger and adopt the Merger Agreement. See “Introduction” and Section 10—“Background of the Offer; Contacts with FSI”, Section 11—“Purpose of the Offer and Plans for FSI; Transaction Documents” and FSI’s Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission (“Commission”) in connection with the Offer, a copy of which (without certain exhibits) is being furnished to FSI’s shareholders concurrently herewith.

How long do I have to decide whether to tender in the Offer?

The term “Expiration Date” means 12:00 midnight, New York City time, on Monday, September 24, 2012, unless Purchaser has extended the initial offering period of the Offer, in which event the term “Expiration Date” shall mean the latest time and date at which the offering period of the Offer, as so extended by Purchaser, will expire. Furthermore, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure by which a broker, a bank, or any other fiduciary that is an eligible institution may guarantee that the missing items will be received by the Depositary within three NASDAQ (as defined below) trading days. For the tender to be valid, however, the Depositary must receive the missing items within such three-trading-day period. See Section 1—“Terms of the Offer” and Section 3—“Procedures for Tendering Shares.”

Please be aware that if your Shares are held by a broker, dealer, commercial bank, trust company or other nominee, they may require advance notification before the Expiration Date.

Can the Offer be extended and under what circumstances?

Yes. We have agreed in the Merger Agreement that:

•

we may, provided the Merger Agreement has not been terminated by either party in accordance with its terms, extend the Offer for successive periods of up to 20 business days each if, at the then-scheduled expiration of the Offer, any of the conditions to the Offer set forth in Section 13—“Conditions of the Offer” are not satisfied or, to the extent permitted, waived by Tokyo Electron; and

•

we will, provided the Merger Agreement has not been terminated by either party in accordance with its terms, extend the Offer (a) for any period required by any law, rule, regulation, interpretation or position of the Commission or its staff or NASDAQ (as defined below) applicable to the Offer or (b) upon the request of FSI, for successive periods of up to 20 business days each, if at the then scheduled Expiration Date, any of the conditions to the Offer set forth in Section 13—“Conditions of the Offer” are not satisfied or, to the extent permitted, waived by Tokyo Electron.

We are not, however, required to extend the Offer or the Expiration Date beyond the Outside Date. The Outside Date depends on the reason for the extension of the Offer. The “Outside Date” means December 13, 2012, unless as of December 13, 2012, any of the conditions to the Offer relating to required antitrust approvals, CFIUS approval or the absence of any pending action by a governmental authority seeking to prohibit, materially delay or restrain the transactions have not been fulfilled or, as permitted, waived, but all other conditions to the Offer have been, or are capable of being, fulfilled on or before February 13, 2013, in which case the “Outside Date” will automatically be extended to February 13, 2013.

Following our acceptance and payment for Shares tendered in the Offer, we may, without the consent of FSI, provide a subsequent offering period pursuant to Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for the purpose of seeking to acquire that number of Shares necessary to effect a short-form merger of FSI, during which FSI shareholders may tender their Shares and receive the Offer Price, but will not be permitted to withdraw the Shares once tendered.

How will I be notified if the Offer is extended?

If we extend the Offer, we will inform Computershare Trust Company, N.A., the Depositary for the Offer, of that fact and will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the business day after the day on which the Offer was scheduled to expire.

What is the “Top-Up Option” and when will it be exercised?

FSI has granted to Purchaser, subject to certain conditions, an option that is irrevocable during the term of the Merger Agreement (the “Top-Up Option”) to purchase, at a price per Share equal to the

Offer Price, an aggregate number of Shares equal to the lowest number of Shares that, when added to the number of Shares owned by Purchaser, Tokyo Electron and their related organizations (as defined in Section 302A.011, Subd. 25 of the Minnesota Business Corporation Act (the “MBCA”)) pursuant to the Offer or otherwise, will constitute one Share more than 90% of the Fully Diluted Shares. The Top-Up Option is intended to expedite the timing of the completion of the Merger by effecting the Merger pursuant to Minnesota’s “short form” merger statute. However, the Top-Up Option is not exercisable (a) to the extent the number of Shares issuable upon exercise of the Top-Up Option would exceed FSI’s then authorized and unissued Shares or (b) unless immediately after the exercise and issuance of Shares pursuant to the Top-Up Option, Purchaser, Tokyo Electron and their related organizations would hold of record at least 90% of the Shares outstanding (after giving effect to the issuance of the Shares in respect of the Top-Up Option). Further, Purchaser may only exercise the Top-Up Option if all of the conditions to the Offer have been satisfied or waived and Purchaser has accepted for payment all Shares validly tendered in the Offer and not properly withdrawn.

Assuming no outstanding FSI stock options are exercised, based on the 39,329,304 Shares that FSI has advised us are outstanding as of August 23, 2012, the maximum number of Shares that may be issued pursuant to the Top-Up Option is 10,670,696 Shares. Accordingly, because of the limited number of Shares that are authorized and issuable by FSI, the Top-Up Option may only be exercised if, after giving effect to all Shares tendered and not validly withdrawn in the Offer, Purchaser, Tokyo Electron and their related organizations own at least 87.3% of the Shares outstanding. See Section 11—“Purpose of the Offer and Plans for FSI; Transaction Documents.”

Have any shareholders already agreed to tender their Shares in the Offer?

No. We have not previously entered into any agreements with any FSI shareholders with respect to the tender of Shares into the Offer. However, FSI has been advised that all of its directors and executive officers intend to tender all of their Shares pursuant to the Offer.

How do I tender my Shares?

If you wish to accept the Offer and:

•

You are a record holder (i.e., a stock certificate has been issued to you and registered in your name), you must deliver the stock certificate(s) representing your Shares (or follow the procedures described in this Offer to Purchase for book-entry transfer), together with a properly completed and duly executed Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof) and any other documents required by the Letter of Transmittal, to the Depositary. These materials must reach the Depositary before the Offer expires;

•

You are a record holder, but your stock certificate is not available or you cannot deliver it to the Depositary before the Offer expires, you may be able to obtain three additional NASDAQ Global Market (“NASDAQ”) trading days to tender your Shares using the enclosed Notice of Guaranteed Delivery; or

•

You hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you should contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered.

See the Letter of Transmittal and Section 3—“Procedures for Tendering Shares” for more information.

May I withdraw Shares I previously tendered in the Offer? Until what time may I withdraw tendered Shares?

Yes. You may withdraw previously tendered Shares any time prior to the Expiration Date by following the procedures for withdrawing your Shares in a timely manner. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct your broker, dealer, commercial bank, trust company or other nominee prior to the Expiration Date to arrange for the withdrawal of your Shares in a timely manner. However, Shares tendered during a subsequent offering period, if any, may not be withdrawn. See Section 4—“Withdrawal Rights.”

How do I withdraw tendered Shares?

To withdraw Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to Computershare Trust Company, N.A., the Depositary for the Offer, while you have the right to withdraw the Shares. If you tender Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. See Section 4—“Withdrawal Rights.”

If I decide not to tender, how will the Offer affect my Shares?

If the Merger between FSI and us takes place, FSI shareholders not tendering their Shares in the Offer (other than those properly exercising their dissenters’ rights) will be entitled to receive cash in an amount equal to the price per Share paid in the Offer. If you decide not to tender your Shares in the Offer and we purchase the Shares which are tendered in the Offer, but the Merger does not occur, there may be so few remaining shareholders and publicly traded Shares that the Shares will no longer be eligible to be traded on NASDAQ or other securities exchanges, and there may not be an active public trading market for the Shares. Also, FSI may no longer be required to make filings with the Commission or otherwise may no longer be required to comply with the Commission rules relating to publicly held companies. See Section 7—“Certain Effects of the Offer.”

Are dissenters’ rights available in either the Offer or the Merger?

No dissenters’ rights are available in connection with the Offer. However, under Minnesota law, shareholders who own their Shares at the time of the Merger and fulfill certain other requirements of the Minnesota Business Corporation Act will have dissenters’ rights in connection with the Merger.

If you successfully complete the Offer, what will happen to FSI’s board of directors?

If we accept Shares for payment pursuant to the Offer, under the Merger Agreement, Tokyo Electron will become entitled to designate a pro rata portion (based on the percentage of outstanding Shares acquired by Purchaser) of the directors of FSI, and FSI has agreed in the Merger Agreement to cause Tokyo Electron’s designees to be elected or appointed to the FSI Board. Assuming Purchaser purchases outstanding Shares pursuant to the Offer, Tokyo Electron currently intends to exercise its rights under the Merger Agreement to obtain pro rata representation on, and control of, the FSI Board. See Section 11—“Purpose of the Offer and Plans for FSI; Transaction Documents.”

What is the market value of my Shares as of a recent date?

On August 10, 2012, the last full trading day before Tokyo Electron and FSI announced the signing of the Merger Agreement, the closing price of the Shares reported on NASDAQ was $4.04 per

Share. The Offer Price of $6.20 per Share represents a premium of approximately 53.5% to FSI’s closing stock price on August 10, 2012. On August 24, 2012, the last full trading day before Purchaser commenced the Offer, the closing price of the Shares reported on NASDAQ was $6.18 per Share.

We advise you to obtain a recent quotation for Shares in deciding whether to tender your Shares in the Offer. See Section 6—“Price Range of Shares; Dividends.”

If I tender my Shares, when and how will I get paid?

If the conditions to the Offer as set forth in Section 13—“Conditions of the Offer” are satisfied or waived and we consummate the Offer and accept your Shares for payment, we will pay you an amount equal to the number of Shares you tendered multiplied by $6.20 in cash without interest (and less any applicable withholding taxes) promptly following the Expiration Date. See Section 1—“Terms of the Offer” and Section 2—“Acceptance for Payment and Payment of Shares.”

What are the federal income tax consequences of participating in the Offer?

A U.S. Holder (as defined in Section 5—“Certain United States Federal Income Tax Consequences”) that disposes of Shares pursuant to the Offer generally will recognize capital gain or loss equal to the difference between the cash that the U.S. Holder is entitled to receive pursuant to the Offer and the U.S. Holder’s adjusted tax basis in the Shares disposed of pursuant to the Offer. A Non-U.S. Holder (as defined in Section 5—“Certain United States Federal Income Tax Consequences”) generally will not be subject to U.S. federal income tax on gains realized on the disposition of Shares pursuant to the Offer, provided that (a) the gain is not effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the U.S. and (b) in the case of a Non-U.S. Holder that is an individual, that the Non-U.S. Holder is not present in the U.S. for 183 days or more in the taxable year of the disposition.

FSI shareholders are urged to read carefully the section entitled “Certain United States Federal Income Tax Consequences” and to consult their own tax advisors as to the tax consequences applicable to them in their particular circumstances. See Section 5—“Certain United States Federal Income Tax Consequences.”

Whom can I contact if I have questions about the Offer?

For further information, you can call D.F. King & Co., Inc., the Information Agent for the Offer, at 800-628-8536 (Bankers and Brokers call 212-269-5550) or Goldman, Sachs & Co., the Dealer Manager for the Offer, at 800-323-5678.

To The Holders of Shares of Common Stock of

FSI International, Inc.:

INTRODUCTION

RB Merger Corp., a Minnesota corporation (“Purchaser”) and an indirect wholly-owned subsidiary of Tokyo Electron Limited, a Japanese corporation (“Tokyo Electron”), hereby offers to purchase all outstanding shares of common stock, no par value (“Shares”), of FSI International, Inc., a Minnesota corporation (“FSI”), at a price of $6.20 per Share, net to the seller in cash (the “Offer Price”), without interest thereon and subject to reduction for any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase, as each may be amended or supplemented from time to time, constitute the “Offer”).

The Offer is being made in connection with the Agreement and Plan of Merger, dated as of August 13, 2012, by and among FSI, Tokyo Electron and Purchaser (as it may be amended from time to time, the “Merger Agreement”), pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser has agreed to merge with and into FSI, with FSI surviving as an indirect wholly-owned subsidiary of Tokyo Electron (the “Merger”).

If your Shares are registered in your name and you tender directly to the Depositary, you will not be obligated to pay brokerage fees or commissions on the purchase of Shares by Purchaser. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you should check with your broker, dealer, commercial bank, trust company or other nominee as to whether they charge any service fees. Tokyo Electron or Purchaser will pay all charges and expenses of Goldman, Sachs & Co., as dealer manager of the Offer (the “Dealer Manager”), the Depositary and the Information Agent.

The Offer is not subject to any financing condition. The Offer is conditioned upon, among others things, the following: (a) there shall be validly tendered in accordance with the terms of the Offer, immediately prior to the scheduled Expiration Date (as defined below) and not withdrawn, a number of Shares that, together with Shares then directly or indirectly owned by Tokyo Electron, represents at least a majority of all Fully Diluted Shares (the “Minimum Tender Condition”); (b) the waiting period (and any extension of the waiting period) applicable to the transactions contemplated by the Merger Agreement (including the Offer and the Merger) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any approvals or clearances applicable to the Offer or the consummation of the Merger under applicable foreign antitrust laws, shall have expired or been terminated or obtained, as applicable; (c) the receipt of notice from the Committee on Foreign Investment in the United States (“CFIUS”) that it has determined that (i) the subject transactions are not a “covered transaction” or (ii) CFIUS has concluded its review and has determined not to conduct a full investigation or, if a full investigation is deemed to be required, the parties shall have received notification issued by CFIUS that the U.S. government will not take action to prevent the consummation of the Offer or the Merger or to impose any requirements or conditions to mitigate any national security concerns related thereto; and (d) subject to certain exceptions, no event, circumstance, change, occurrence or state of facts shall have occurred that has had or would reasonably be expected to have a materially adverse effect on the business, assets, liabilities, results of operations or financial condition of FSI. The Offer is also subject to certain other terms and conditions. See Section 13—“Conditions of the Offer.”

As used in this Offer to Purchase, “Fully Diluted Shares” means all outstanding Shares entitled to vote in the election of directors of FSI or on the adoption of the Merger Agreement and approval of the Merger, together with all those Shares which FSI would be required to issue upon the conversion, exercise or exchange of any then-outstanding warrants, options, benefit plans or obligations, securities or instruments convertible, exercisable or exchangeable into those Shares, whether or not then convertible, exercisable or exchangeable. FSI has informed the Purchaser that as of August 23, 2012, there were 39,329,304 Shares outstanding and options outstanding to purchase 3,263,614 Shares. Based on the foregoing, Purchaser believes that the Minimum Tender Condition would be satisfied if 21,476,460 Shares are validly tendered and not withdrawn prior to Expiration Date.

The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Monday, September 24, 2012, unless extended (as the date of the expiration of the Offer may be extended, the “Expiration Date”). See Section 1—“Terms of the Offer,” Section 13—“Conditions of the Offer,” and Section 15—“Certain Legal Matters; Regulatory Approvals.”

After careful consideration, the Board of Directors of FSI (the “FSI Board”) and its Committee of Disinterested Directors have unanimously (a) declared that the Merger Agreement and the transactions contemplated thereby, including the Offer, the Merger and the Top-Up Option (as defined below), are fair to and in the best interests of FSI and its shareholders and (b) approved and declared advisable the Merger Agreement (including the plan of merger contained therein (the “Plan of Merger”)) and transactions contemplated thereby, including the Offer, the Merger and the Top-Up Option, in accordance with Minnesota law. The FSI Board recommends that the FSI shareholders accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, to the extent required to consummate the Merger, approve the Merger and adopt the Merger Agreement. FSI has been advised that all of its directors and executive officers intend to tender all of their Shares pursuant to the Offer. For factors considered by the FSI Board, see FSI’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) filed with the Securities and Exchange Commission (the “Commission”) in connection with the Offer, a copy of which (without certain exhibits) is being furnished to FSI’s shareholders concurrently herewith.

FSI engaged Barclays Capital Inc. (“Barclays”) to act as its financial advisor and, in connection with its review of the proposed Offer and Merger, the FSI Board requested Barclays to render an opinion with respect to the fairness, from a financial point of view, to FSI’s shareholders (other than Tokyo Electron, Purchaser and their respective affiliates) of the consideration to be paid to such shareholders in the proposed Offer and Merger. On August 12, 2012, at a meeting of the FSI Board held to evaluate the proposed transactions, Barclays rendered its oral opinion (which was subsequently confirmed by a written opinion dated August 13, 2012, the date of the Merger Agreement) to the FSI Board that, as of the date of their opinion and based on and subject to the qualifications, limitations and assumptions stated in its written opinion, the consideration to be paid to the FSI shareholders (other than Tokyo Electron, Purchaser and their respective affiliates) in the proposed transaction is fair, from a financial point of view, to such shareholders. A copy of Barclays’ written opinion, which sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken, is attached as an exhibit to the Schedule 14D-9.

The Offer is being made pursuant to the Merger Agreement, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Merger will be effected. At the effective time of the Merger (the “Effective Time”), each outstanding Share (other than Shares owned by Tokyo Electron, Purchaser or any subsidiary of Tokyo Electron or FSI, or held by shareholders who properly demanded and perfected dissenters’ rights under Minnesota law) will by virtue of the Merger, and without action by the holder of that outstanding Share, be canceled and converted into the right to receive an amount in cash equal to the Offer Price without interest (the “Merger Consideration”) and subject to any required withholding taxes, payable to the holder of that outstanding Share upon surrender of the certificate formerly representing that Share. The Merger Agreement is more fully described in Section 11—“Purpose of the Offer and Plans for FSI; Transaction Documents.” Section 5—“Certain United States Federal Income Tax Consequences” describes certain U.S. federal income tax consequences of the disposition of Shares pursuant to the Offer and the Merger.

Consummation of the Merger is conditioned upon, among other things, the adoption of the Merger Agreement by the requisite vote of FSI shareholders, if required by law. Under the Minnesota Business Corporation Act (the “MBCA”), the affirmative vote of a majority of the outstanding Shares to adopt the Merger Agreement is the only vote of any class or series of FSI’s capital stock that would be necessary to approve the Merger Agreement and the Merger at any required meeting of FSI’s shareholders. If, following the purchase of Shares by Purchaser pursuant to the Offer or otherwise, Purchaser and its related organizations (as defined in Section 302A.011, Subd. 25 of the MBCA) own at least a majority of the outstanding Shares, Purchaser will be able to effect the Merger without the affirmative vote of any other FSI shareholder. Tokyo Electron has agreed pursuant to the Merger Agreement that all Shares beneficially owned by it or any of its subsidiaries will be voted in favor of the Merger.

The MBCA provides that, if a corporation owns at least 90% of the outstanding shares of each class and series of stock of a subsidiary corporation entitled to vote on a merger directly, or indirectly through related organizations, the corporation holding that stock may merge that subsidiary into itself or into any other subsidiary of which at least 90% of the outstanding shares of each class and series of stock entitled to vote on such merger is owned by such parent corporation directly, or indirectly through related organizations, without any action or vote on the part of the other shareholders of that subsidiary (a “short-form merger”). Pursuant to the Merger Agreement, in the event that, following completion of the Offer, Tokyo Electron, Purchaser or any of their respective subsidiaries owns at least 90% of the outstanding Shares, including Shares acquired in a subsequent offering period and through any exercise of the Top-Up Option, Tokyo Electron, Purchaser and FSI will take all action necessary to effect a short-form merger of Purchaser with and into FSI in accordance with the MBCA as soon as reasonably practicable. See Section 15—“Certain Legal Matters; Regulatory Approvals.”

No dissenters’ rights are available in connection with the Offer. However, under the MBCA, shareholders who continue to own their Shares at the time of the Merger and fulfill certain other requirements of the MBCA will have dissenters’ rights in connection with the Merger. See Section 15—“Certain Legal Matters; Regulatory Approvals.”

This Offer to Purchase and the related Letter of Transmittal contain important information and both documents should be read carefully and in their entirety before any decision is made with respect to the Offer.

THE TENDER OFFER

1.  Terms of the Offer

Upon the terms and subject to the prior satisfaction or waiver of the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we have agreed in the Merger Agreement to accept for payment and pay for all Shares validly tendered and not properly withdrawn by the Expiration Date in accordance with the procedures set forth in Section 4—“Withdrawal Rights.” The term “Expiration Date” means 12:00 midnight, New York City time, on Monday, September 24, 2012, unless Purchaser, in accordance with the Merger Agreement, has extended the initial offering period of the Offer, in which event the term “Expiration Date” shall mean the latest time and date at which the offering period of the Offer, as so extended by Purchaser, will expire.

The Offer is conditioned upon the satisfaction of the Minimum Tender Condition and the other conditions described in Section 13—“Conditions of the Offer.” Purchaser may terminate the Offer without purchasing any Shares if certain events described in Section 13 occur. See Section 11—“Purpose of the Offer and Plans for FSI; Transaction Documents—the Merger Agreement—Termination.”

Purchaser expressly reserves the right (but is not obligated), at any time or from time to time, to waive or to make any change in the terms and conditions of the Offer in any respect. However, pursuant to the Merger Agreement, Purchaser has agreed that it will not, without the prior written consent of FSI, (a) decrease the Offer Price, (b) change the form of consideration payable in the Offer, (c) decrease the number of Shares sought in the Offer, (d) impose conditions to the Offer in addition to those set forth in Annex A of the Merger Agreement (and described below in Section 13—“Conditions of the Offer”), (e) amend or modify any of the conditions to the Offer in a manner that adversely affects the holders of Shares, (f) change or waive the Minimum Tender Condition or (g) extend or otherwise change the Expiration Date other than as required or permitted by the Merger Agreement.

Upon the terms and subject to the satisfaction or waiver of the conditions of the Offer, Purchaser has agreed under the Merger Agreement, as promptly as practicable following the Expiration Date, to accept for payment and pay for any Shares validly tendered and not properly withdrawn by the Expiration Date.

Purchaser reserves the right (but is not obligated) under the Merger Agreement, provided the Merger Agreement has not been terminated in accordance with its terms, to extend the Offer for one or more periods determined by Purchaser of up to 20 business days per extension (the length of any such extension to be determined by Purchaser (or Tokyo Electron on its behalf) in its sole discretion) if at any then-scheduled Expiration Date any of the conditions set forth in Annex A of the Merger Agreement (and described below in Section 13—“Conditions of the Offer”) have not been satisfied (and, to the extent permitted, shall not have been waived by Tokyo Electron).

Upon the terms and conditions of the Merger Agreement, Purchaser is required to extend the Offer on one or more occasions:

•

for periods determined by Purchaser (or Tokyo Electron on its behalf) in its sole discretion of up to 20 business days each if, at the then-scheduled expiration of the Offer, any of the conditions to the Offer set forth in Section 13—“Conditions of the Offer” are not satisfied or, to the extent permitted, waived by Tokyo Electron; or

•	if required by any law, rule, regulation, interpretation or position of the Commission or its staff or the NASDAQ Global Market (“NASDAQ”) applicable to the Offer.

Purchaser is not, however, required to extend the Offer or the Expiration Date beyond the Outside Date. The Outside Date depends on the reason for the extension of the Offer. The “Outside Date” means December 13, 2012, unless as of December 13, 2012, any of the conditions to the Offer relating to required antitrust approvals, CFIUS approval or the absence of any pending action by a governmental authority seeking to prohibit, materially delay or restrain the transactions have not been fulfilled or, as permitted, waived, but all other conditions to the Offer have been, or are capable of being, fulfilled on or before February 13, 2013, in which case the “Outside Date” will automatically be extended to February 13, 2013.

There can be no assurance that Purchaser will exercise its right to extend the Offer or that Purchaser will be required under the Merger Agreement to extend the Offer. During any extension of the initial offering period, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and subject to withdrawal rights. See Section 4—“Withdrawal Rights.”

If, subject to the terms of the Merger Agreement, Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act or otherwise. The minimum period during which an Offer must remain open following material changes in the terms of the Offer, other than a change in price, percentage of securities sought, or inclusion of or changes to a dealer’s soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. In the Commission’s view, an offer to purchase should remain open for a minimum of five business days from the date the material change is first published, sent or given to shareholders and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten business days may be required to allow for adequate dissemination and investor response. Accordingly, if prior to the Expiration Date Purchaser decreases the number of Shares being sought or increases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the 10th business day from the date that notice of that increase or decrease is first published, sent or given to shareholders, the Offer will be extended at least until the expiration of that 10th business day.

Purchaser expressly reserves the right, in its sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the Commission, not to accept for payment any Shares if, at the expiration of the Offer, any of the conditions to the Offer set forth in Section 13—“Conditions of the Offer” have not been satisfied or upon the occurrence of any of the events set forth in Section 11—“Purpose of the Offer and Plans for FSI; Transaction Documents—The Merger Agreement—Termination.” Under certain circumstances, Tokyo Electron and Purchaser may terminate the Merger Agreement and the Offer.

Purchaser expressly reserves the right, in its sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the Commission, to delay acceptance of Shares and to delay payment for Shares pending receipt of any governmental regulatory approvals specified in Section 15—“Certain Legal Matters; Regulatory Approvals.” See Section 13—“Conditions of the Offer” and Section 15-“Certain Legal Matters; Regulatory Approvals.” The reservation by Purchaser of the right to delay the acceptance of or payment for Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires Purchaser to pay the consideration offered or to return Shares deposited by or on behalf of tendering shareholders promptly after the termination or withdrawal of the Offer.

Any extension of the Offer, waiver, amendment of the Offer, delay in acceptance for payment or payment or termination of the Offer will be followed, as promptly as practicable, by public announcement thereof, the announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(d), 14d-6(c) and l4e-1(d) under the Exchange Act. Without limiting the obligations of Purchaser under those rules or the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements by issuing a press release to a national news service and making any appropriate filing with the Commission.

Pursuant to Rule 14d-11 under the Exchange Act, Purchaser may provide a subsequent offering period upon expiration of the initial offering period of the Offer on the Expiration Date. A subsequent offering period would be an additional period of time of not less than three business days, beginning no later than 9:00 a.m., New York City time, on the next business day following the expiration of the initial offering period of the Offer on the Expiration Date, during which FSI shareholders may tender Shares not tendered in the Offer. A subsequent offering period, if one is provided, is not an extension of the Offer, which already will have been completed. During a subsequent offering period, tendering shareholders will not have withdrawal rights, and Purchaser will promptly purchase and pay for any Shares tendered during the subsequent offering period at the same price paid in the Offer.

FSI has agreed to provide Purchaser with its list of shareholders, mailing labels and any available listing or computer files containing the names and addresses of record holders of Shares and lists of securities positions held in stock depositories for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on FSI’s shareholder list and will be furnished to brokers, dealers, commercial banks, trust companies or other nominees whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

2.  Acceptance for Payment and Payment for Shares

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser has agreed in the Merger Agreement to accept for payment, and pay for, promptly after the Expiration Date, all Shares validly tendered and not withdrawn at the Expiration Date if the conditions to the Offer set forth in Section 13—“Conditions of the Offer” are satisfied or waived. In addition, subject to the terms and conditions of the Merger Agreement and the applicable rules of the Commission, Purchaser reserves the right to delay acceptance for payment of, or payment for, Shares, pending receipt of the regulatory or governmental approvals specified in Section 15—“Certain Legal Matters; Regulatory Approvals.” For information with respect to approvals that we are or may be required to obtain prior to the completion of the Offer, see Section 15—“Certain Legal Matters; Regulatory Approvals.”

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates representing those Shares or confirmation of the book-entry transfer of those Shares into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in Section 3—“Procedures for Tendering Shares,” (b) a Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in Section 3 below) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. See Section 3—“Procedures for Tendering Shares.”

For purposes of the Offer, Purchaser will be deemed to have accepted for payment and thereby purchased Shares validly tendered and not properly withdrawn if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of those Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering shareholders for purposes of receiving payments from Purchaser and transmitting those payments to the tendering shareholders. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for those unpurchased Shares will be returned (or new certificates for the Shares not tendered will be sent), without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedures set forth in Section 3—“Procedures for Tendering Shares,” those Shares will be credited to an account maintained with DTC) promptly following expiration or termination of the Offer.

If, prior to the Expiration Date, Purchaser increases the consideration offered to holders of Shares pursuant to the Offer, that increased consideration will be paid to holders of all Shares that are purchased pursuant to the Offer, whether or not those Shares were tendered prior to that increase in consideration.

Purchaser reserves the right, under and subject to the provisions of the Merger Agreement, to transfer or assign in whole or in part, from time to time, to any direct or indirect wholly-owned subsidiary of Tokyo Electron, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.  Procedures for Tendering Shares

Valid Tender of Shares. Except as set forth below, to validly tender Shares pursuant to the Offer, (a) a properly completed and duly executed Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof) in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, or an Agent’s Message (as defined below) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either (x) certificates representing Shares tendered must be delivered to the Depositary or (y) those Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of that delivery received by the Depositary (which confirmation must include an Agent’s Message if the tendering shareholder has not delivered a Letter of Transmittal), in each case, prior to the Expiration Date, or (b) the tendering shareholder must comply with the guaranteed delivery procedures set forth below. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation (as defined below), which states (a) that DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of that Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and (b) that Purchaser may enforce that agreement against the participant.

Book-Entry Transfer. The Depositary has agreed to establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s systems may make a book-entry transfer of Shares by causing DTC to transfer those Shares into the Depositary’s account in accordance with DTC’s procedures for that transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”

Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depositary.

Signature Guarantees and Stock Powers. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC’s systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and that registered owner has not completed the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (b) if those Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are held through a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

If certificates representing Shares are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal must accompany each delivery of certificates.

Guaranteed Delivery. A shareholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender those Shares by satisfying all of the requirements set forth below:

•	the tender is made by or through an Eligible Institution;

•

a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary (as provided below) prior to the Expiration Date; and

•

the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all those Shares), together with a properly completed and duly executed Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within three trading days after the date of execution of the Notice of Guaranteed Delivery. A “trading day” is any day on which NASDAQ is open for business.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted via facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the election and risk of the tendering shareholder. Delivery of all those documents will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If the delivery is by mail, it is recommended that all those documents be sent by properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.

Other Requirements. Notwithstanding any provision of this Offer to Purchase, Purchaser will pay for Shares pursuant to the Offer only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) those Shares, (b) a Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid by Purchaser on the purchase price of Shares, regardless of any extension of the Offer or any delay in making that payment.

Binding Agreement. The acceptance for payment by Purchaser of Shares tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the Offer.

Appointment as Proxy. By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of a Letter of Transmittal), the tendering shareholder irrevocably appoints designees of Purchaser as that shareholder’s proxies, each with full power of substitution, to the full extent of that shareholder’s rights with respect to the Shares tendered by that shareholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities issued or issuable in respect of those Shares on or after the date of the Merger Agreement. All those proxies and powers of attorney will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, Purchaser accepts for payment Shares tendered by the shareholder as provided herein. Upon the effectiveness of the appointment, all prior powers of attorney, proxies and consents given by that shareholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Purchaser’s designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of that shareholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of FSI shareholders, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser’s payment for those Shares Purchaser must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to those Shares and other securities, including voting at any meeting of shareholders or executing a written consent concerning any matter.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by Purchaser in its sole and absolute discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Purchaser, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of any other shareholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Tokyo Electron, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto and any other documents related to the Offer) will be final and binding.

4.  Withdrawal Rights

Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. A shareholder may withdraw Shares tendered pursuant to the Offer at any time on or prior to the Expiration Date.

For a withdrawal of Shares to be effective, a written or, with respect to Eligible Institutions, facsimile transmission, notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from that of the person who tendered those Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless those Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3—“Procedures for Tendering Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered owner and the serial numbers shown on those certificates must also be furnished to the Depositary prior to the physical release of those certificates. If a shareholder tenders Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, the shareholder must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of those Shares.

If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept for payment Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under this Offer, the Depositary may nevertheless, on behalf of Purchaser, retain tendered

Shares, and those Shares may not be withdrawn except to the extent that tendering shareholders exercise withdrawal rights as described in this Section 4 before the Expiration Date.

Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures for tendering shares described in Section 3—“Procedures for Tendering Shares” at any time prior to the Expiration Date.

In the event Purchaser provides a subsequent offering period following the Offer, no withdrawal rights will apply to Shares tendered during that subsequent offering period.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Tokyo Electron, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent, the Dealer Manager, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give that notification.

5.  Certain United States Federal Income Tax Consequences

The following summary describes certain U.S. federal income tax consequences to holders of Shares with respect to the disposition of Shares pursuant to the Offer or the Merger. It addresses only holders that hold Shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). The following summary does not purport to be a complete analysis of all of the potential U.S. federal income tax considerations that may be relevant to particular holders in light of their particular circumstances nor does it deal with persons that are subject to special tax rules, such as brokers, dealers in securities or currencies, financial institutions, mutual funds, insurance companies, tax-exempt entities, qualified retirement plans or other tax deferred accounts, holders that own or have owned more than 5% of any class of FSI stock by vote or value (whether that stock is or was actually or constructively owned), regulated investment companies, common trust funds, holders subject to the alternative minimum tax, corporations that accumulate earnings to avoid U.S. federal income tax, persons holding Shares as part of a straddle, hedge or conversion transaction or as part of a synthetic security or other integrated transaction, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, holders that have a “functional currency” other than the U.S. dollar, U.S. expatriates, dissenting shareholders, and persons that acquired Shares in a compensation transaction. In addition, this summary does not address persons that hold an interest in a partnership or other pass-through entity that holds Shares, or tax considerations arising under the laws of any state, local or non-U.S. jurisdiction or other U.S. federal tax considerations (e.g., estate or gift tax) other than those pertaining to the income tax.

The following is based on the Code, Treasury regulations promulgated under the Code (“Treasury Regulations”), and administrative rulings and court decisions, in each case as in effect on the date of this Offer to Purchase, all of which are subject to change, possibly with retroactive effect.

As used herein, the term “U.S. Holder” means a beneficial owner of Shares that is (a) a citizen or individual resident of the U.S.; (b) a corporation (or an entity classified as a corporation for U.S. federal tax purposes) created or organized in or under the laws of the U.S. or any political subdivision of the U.S.; (c) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (d) a trust if (i) a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons, within the meaning of Section 7701(a)(30) of the Code, have authority to control all of its substantial decisions or (ii) it has properly elected under applicable Treasury Regulations to continue to be treated as a U.S. person.

A “Non-U.S. Holder” is a beneficial owner of Shares, other than a partnership or an entity classified as a partnership for U.S. federal income tax purposes, that is not a U.S. Holder.

The tax treatment of a partner in a partnership (or other entity classified as a partnership for U.S. federal tax purposes) may depend on both the partnership’s and the partner’s status. Partnerships that are beneficial owners of Shares, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. tax considerations applicable to them with respect to the disposition of Shares pursuant to the Offer or the Merger.

This summary is of a general nature only. It is not intended to constitute, and should not be construed to constitute, legal or tax advice to any particular holder. Holders should consult their own tax advisors as to the tax consequences applicable to them in their particular circumstances.

U.S. Holders

A U.S. Holder that disposes of Shares pursuant to the Offer or the Merger generally will recognize capital gain or loss equal to the difference between the cash that the U.S. Holder is entitled to receive pursuant to the Offer or the Merger and the U.S. Holder’s adjusted tax basis in the Shares disposed of pursuant to the Offer or the Merger. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) disposed of pursuant to the Offer or the Merger. Capital gain of a non-corporate U.S. Holder derived with respect to a disposition of Shares in which the U.S. Holder has a holding period exceeding one year generally will be subject to a maximum U.S. federal income tax rate of 15% under current law (whereas capital gain derived with respect to a disposition of Shares in which the U.S. Holder has a holding period of one year or less generally will be subject to U.S. federal income tax rates applicable to ordinary income). The deductibility of capital loss is subject to limitations. U.S. Holders are urged to consult their tax advisors regarding those limitations.

Non-U.S. Holders

Any gain recognized on the receipt of cash pursuant to the Offer or the Merger by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a U.S. trade or business of that Non-U.S. Holder (and, if required by an applicable income tax treaty, is also attributable to a permanent establishment in the United States maintained by that Non-U.S. Holder), in which case the Non-U.S. Holder, and, if the Non-U.S. Holder is a foreign corporation, that corporation may be subject to branch profits tax at the rate of 30% on the effectively connected gain (or such lower rate as may be specified by an applicable income tax treaty); or

•

the Non-U.S. Holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the Offer or Merger and certain other conditions are met, in which case the Non-U.S. Holder generally will be subject to a tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the Non-U.S. Holder’s net gain realized in the Merger, which may be offset by U.S. source capital losses of the Non-U.S. Holder, if any.

Information Reporting and Backup Withholding Tax

If certain information reporting requirements are not met, a holder may be subject to backup withholding tax (currently imposed at a rate of 28%) on proceeds received on the disposition of Shares pursuant to the Offer or the Merger. Backup withholding tax is not an additional tax. A holder subject to the backup withholding tax rules will be allowed a credit of the amount withheld against that holder’s U.S. federal income tax liability and, if backup withholding tax results in an overpayment of U.S. federal income tax, that holder may be entitled to a refund, provided that the requisite information is correctly furnished to the Internal Revenue Service in a timely manner. Holders should consult their own tax advisors as to the information reporting and backup withholding tax rules.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSEQUENCES TO HOLDERS OF SHARES WITH RESPECT TO THE DISPOSITION OF SHARES PURSUANT TO THE OFFER OR THE MERGER. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES APPLICABLE TO THEM IN THEIR PARTICULAR CIRCUMSTANCES.

6.  Price Range of Shares; Dividends

The Shares are listed on NASDAQ under the symbol “FSII.” The following table sets forth, for the calendar quarters indicated, the high and low sales prices per Share on NASDAQ as reported in FSI’s Annual Report on Form 10-K for its fiscal year ended August 27, 2011, with respect to periods occurring in fiscal years 2010 and 2011 and as reported by published financial sources with respect to periods occurring in fiscal year 2012:

Fiscal Year	High	Low
2010:
First Quarter	$2.40	$0.83
Second Quarter	$3.47	$1.13
Third Quarter	$4.56	$2.31
Fourth Quarter	$5.17	$2.65
2011:
First Quarter	$3.38	$2.22
Second Quarter	$4.82	$3.25
Third Quarter	$5.41	$3.20
Fourth Quarter	$4.76	$2.11
2012:
First Quarter	$2.74	$1.70
Second Quarter	$4.67	$2.21
Third Quarter	$5.44	$3.50
Fourth Quarter (through August 24, 2012)	$6.19	$2.98

On August 10, 2012, the last full trading day prior to the public announcement of the terms of the Offer and the Merger, the reported closing sales price per Share on NASDAQ was $4.04 per Share. On August 24, 2012, the last full trading day prior to the commencement of the Offer, the reported closing sales price per Share on NASDAQ was $6.18 per Share. Shareholders are urged to obtain a current market quotation for the Shares.

FSI has never declared or paid cash dividends on its common stock. According to publicly available information, including FSI’s bylaws and Annual Report on Form 10-K for its fiscal year ended August 27, 2011, the payment of dividends is at the discretion of the FSI Board and depends upon, among other things, FSI’s financial condition, results of operations and such other factors deemed relevant by the FSI Board.

Under the terms of the Merger Agreement, FSI is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of Tokyo Electron. See Section 14—“Dividends and Distributions.”

7.  Certain Effects of the Offer

Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

NASDAQ Listing. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on NASDAQ. According to the published guidelines of The Nasdaq Stock Market, LLC (the “Nasdaq Stock Market”), the Nasdaq Stock Market would consider disqualifying the Shares for listing on NASDAQ (though not necessarily for listing on The Nasdaq Capital Market) if, among other possible grounds:

•	the number of publicly held Shares falls below 750,000;

•	the total number of beneficial holders of round lots of Shares falls below 400;

•	the market value of publicly held Shares over a 30 consecutive business day period is less than $5 million;

•	there are fewer than two active and registered market makers in the Shares over a ten consecutive business day period;

•	FSI has shareholders’ equity of less than $10 million; or

•	the bid price for the Shares over a 30 consecutive business day period is less than $1.

Furthermore, the Nasdaq Stock Market would consider delisting the Shares from Nasdaq altogether if, among other possible grounds:

•	the number of publicly held Shares falls below 500,000;

•	the total number of beneficial holders of round lots of Shares falls below 300;

•	the market value of publicly held Shares over a 30 consecutive business day period is less than $1 million;

•	there are fewer than two active and registered market makers in the Shares over a ten consecutive business day period;

•	the bid price for the Shares over a 30 consecutive business day period is less than $1; or

•

(a) FSI has shareholders’ equity of less than $2.5 million, (b) the market value of FSI’s listed securities is less than $35 million over a ten consecutive business day period, and (c) FSI’s net income from continuing operations is less than $500,000 for the most recently completed fiscal year and two of the last three most recently completed fiscal years.

Shares held by officers or directors of FSI, or by any beneficial owner of more than 10% of the Shares, will not be considered as being publicly held for this purpose. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares are either no longer eligible for NASDAQ or are delisted from NASDAQ altogether, the market for Shares will be adversely affected.

Exchange Act Registration. The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated by FSI upon application to the Commission if the outstanding Shares are not listed on a “national securities exchange” and if there are fewer than 300 holders of record of Shares.

We intend to seek to cause FSI to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by FSI to its shareholders and to the Commission and would make certain provisions of the Exchange Act (such as the short–swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with stockholders’ meetings or actions in lieu of a stockholders’ meeting pursuant to Section 14(a) and 14(c) of the Exchange Act and the related requirement of furnishing an annual report to stockholders) no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e–3 with respect to “going private” transactions would no longer be applicable to FSI. Furthermore, the ability of “affiliates” of FSI and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 under the U.S. Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act was terminated, the Shares would no longer be eligible for continued inclusion on the Federal Reserve Board’s list of “margin securities” or eligible for stock exchange listing.

If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act will be terminated following completion of the Merger.

Margin Regulations. The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit using such Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, the Shares may no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

8.  Certain Information Concerning FSI

The following description of FSI and its business has been taken from FSI’s Annual Report on Form 10-K for its fiscal year ended August 27, 2011, and is qualified in its entirety by reference to that Form 10-K.

FSI is a Minnesota corporation incorporated in Minnesota in 1973, with its principal executive offices located at 3455 Lyman Boulevard, Chaska, Minnesota 55318-3052. FSI’s telephone number at those principal executive offices is (952) 448-5440.

The company designs, manufactures, markets and supports equipment used in the fabrication of microelectronics, such as advanced semiconductor devices. In fiscal 2011, FSI provided surface conditioning technology solutions and microlithography systems and support services to worldwide manufacturers of integrated circuits. FSI manufactures, markets and supports surface conditioning equipment that uses wet, cryogenic and other chemistry techniques to clean, strip or etch the surfaces of silicon wafers and supplies refurbished microlithography products that are used to deposit and develop light sensitive films. FSI’s business is supported by service groups that provide finance, human resources, information services, sales and service, marketing and other administrative functions.

Available Information. FSI is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning FSI’s business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), the principal holders of FSI’s securities, any material interests of those persons in transactions with FSI, and other matters is required to be disclosed in proxy statements and periodic reports distributed to FSI’s shareholders and filed with the Commission. Those reports, proxy statements and other information should be available for inspection at the public reference room at the Commission’s office at 100 F Street, NE, Washington, DC 20549. Copies may be obtained by mail, upon payment of the Commission’s customary charges, by writing to its principal office at 100 F Street, NE, Washington, DC 20549. Further information on the operation of the Commission’s Public Reference Room in Washington, DC can be obtained by calling the Commission at (800) SEC-0330. The Commission also maintains an Internet web site that contains reports, proxy statements and other information about issuers, such as FSI, who file electronically with the Commission. The address of that site is http://www.sec.gov.

Certain Projected Financial Information about FSI. During the course of the discussions and information exchange between Tokyo Electron and FSI that led to the execution of the Merger Agreement, FSI provided Tokyo Electron and its financial advisors with certain projected information about FSI’s financial performance which is not publicly available. FSI has advised us that the financial projections were prepared by FSI management solely for use in connection with a potential transaction and not with a view toward public disclosure or toward complying with generally accepted accounting principles, the published guidelines of the Commission regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither FSI’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections included below, nor have they expressed any opinion or any other form of assurance on that information or its achievability, and they assume no responsibility for, and disclaim any association with, the financial projections. The information provided to Tokyo Electron included the following projected financial information for FSI as an independent company (i.e., without regard to the impact on FSI of the Offer and the Merger with Tokyo Electron and Purchaser).

FSI—Management’s Financial Projections

(all amounts in thousands of dollars)

	FY 2012 Forecasted	FY 2013 Forecasted	FY 2014 Forecasted	FY 2015 Forecasted
Revenue	$148,300	$187,300	$227,600	$278,000
Cost of Goods Gold	88,337	104,275	124,003	147,920

Gross Margin	$59,963	$83,025	$103,597	$130,080
Total Operating Expenses	$43,780	$54,645	$65,285	$78,000

Operating Income	$16,183	$28,380	$38,312	$52,080
Interest and Other Income	200	300	350	400

Net Income	$16,383	$28,680	$38,662	$52,480

FSI has advised us that the financial projections detailed above reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, such as probability of winning future bids and contracts, as well as matters specific to FSI’s business, all of which are difficult to predict and many of which are beyond FSI’s control. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, these financial projections constitute forward-looking information and are subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in those projections. There can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. The financial projections cover multiple years and that information by its nature becomes less reliable with each successive year.

The financial projections do not take into account any circumstances or events occurring after the date they were prepared, including the announcement of the Offer and the Merger. Further, the financial projections do not take into account the effect of any failure to occur of the Offer or the Merger and should not be viewed as accurate or continuing in that context.

The inclusion of the financial projections herein will not be deemed an admission or representation by FSI or by Tokyo Electron, Purchaser or anyone else who received this information that they are viewed by FSI or by Tokyo Electron, Purchaser or anyone else who received this information as material information of FSI, nor that FSI, Tokyo Electron, Purchaser or anyone else who received this information consider these financial projections to be necessarily predictive of actual future results, and this information should not be relied on as such. FSI has not updated or revised, and none of Tokyo Electron, Purchaser, FSI or any of their respective financial advisors intends to update or otherwise revise, the financial projections to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events even in the event that any or all of the underlying assumptions are shown to be in error.

FSI’s shareholders are cautioned not to place undue reliance on the above projections.

Sources of Information. Except as otherwise set forth herein, the information concerning FSI contained in this Offer to Purchase has been based upon publicly available documents and records on file with the Commission and other public sources. Although we have no knowledge that any such information contains any misstatements or omissions, none of Tokyo Electron, Purchaser, or any of their respective affiliates or assigns, the Information Agent, the Dealer Manager or the Depositary assumes responsibility for the accuracy or completeness of the information concerning FSI contained in those documents and records or for any failure by FSI to disclose events which may have occurred or may affect the significance or accuracy of any such information.

9.  Certain Information Concerning Purchaser and Tokyo Electron

Purchaser. Purchaser is a Minnesota corporation incorporated on August 6, 2012, and, to date, has engaged in no activities other than those incident to its formation and to the Offer and the Merger. Purchaser is an indirect wholly-owned subsidiary of Tokyo Electron. The principal executive offices of Purchaser are located at 2400 Grove Boulevard, Austin, Texas 78741 and Purchaser’s telephone number at those principal executive offices is (512) 424-1000.

Tokyo Electron. Tokyo Electron Limited is a Japanese corporation. Its shares are listed on the Tokyo Stock Exchange, First Section under security code “8035.” The principal executive offices of Tokyo Electron are located at Akasaka Biz Tower, 3-1 Akasaka 5-chome, Minato-ku, Tokyo 107-6325, Japan, and Tokyo Electron’s telephone number at those principal executive offices is +81-3-5561-7000. Tokyo Electron is a world-leading supplier of semiconductor production equipment and flat panel display production equipment.

Additional Information. The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the members of the board of directors and the executive officers of Tokyo Electron and the members of the board of directors and the executive officers of Purchaser are set forth in Schedule A to this Offer to Purchase.

None of Tokyo Electron, Purchaser or, to the knowledge of Tokyo Electron or Purchaser after reasonable inquiry, any of the persons listed in Schedule A, has during the last five years (a) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws or a finding of any violation of U.S. federal or state securities laws.

Except as set forth elsewhere in this Offer to Purchase or in Schedule A to this Offer to Purchase: (a) none of Tokyo Electron, Purchaser or, to the knowledge of Tokyo Electron or Purchaser after reasonable inquiry, any of the persons listed in Schedule A or any associate or majority-owned subsidiary of Tokyo Electron, Purchaser or any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of FSI; (b) none of Tokyo Electron, Purchaser or, to the knowledge of Tokyo Electron or Purchaser after reasonable inquiry, any of the persons referred to in clause (a) above or any of their executive officers, directors, affiliates or subsidiaries has effected any transaction in Shares or any other equity securities of FSI during the past 60 days; (c) none of Tokyo Electron, Purchaser, their subsidiaries or, to the knowledge of Tokyo Electron or Purchaser after reasonable inquiry, any of the persons listed in Schedule A, has any agreement, arrangement, or understanding, whether or not legally enforceable, with any other person with respect to any securities of FSI (including, but not limited to, any agreement, arrangement, or understanding concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations); (d) in the past two years, there have been no transactions that would require reporting under the rules and regulations of the Commission between any of Tokyo Electron, Purchaser, their subsidiaries or, to the knowledge of Tokyo Electron or Purchaser after reasonable inquiry, any of the persons listed in Schedule A, on the one hand, and FSI or any of its executive officers, directors or affiliates, on the other hand; and (e) in the past two years, there have been no negotiations, transactions or material contacts between any of Tokyo Electron, Purchaser, their subsidiaries or, to the knowledge of Tokyo Electron or Purchaser after reasonable inquiry, any of the persons listed in Schedule A, on the one hand, and FSI or any of its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of FSI’s securities, an election of FSI’s directors or a sale or other transfer of a material amount of assets of FSI.

We do not believe our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because (a) the Offer is being made for all outstanding Shares solely for cash, (b) the Offer is not subject to any financing condition, (c) if we consummate the Offer, we will acquire all remaining Shares for the same cash price in the Merger, and (d) Tokyo Electron has, and will arrange for Purchaser to have, sufficient funds to purchase all Shares validly tendered and not properly withdrawn in the Offer and to acquire all remaining outstanding Shares in the Merger.

10.  Background of the Offer; Contacts with FSI

As part of the continuous evaluation of its businesses and plans, Tokyo Electron regularly considers a variety of strategic options and transactions. In connection with these evaluations, Tokyo Electron management discussed internally the possibility of entering into a collaboration relationship with FSI. Tokyo Electron believed the complementary nature of FSI’s product lines to those of Tokyo Electron could enable Tokyo Electron to provide a stronger and broader overall suite of solutions, and that a multi-product strategy could enable Tokyo Electron to provide its customers with solutions across their entire application set. Accordingly, in October 2011, Tokyo Electron determined to explore a potential collaboration relationship with FSI.

In connection with that decision, in late October 2011, members of Tokyo Electron’s senior management team contacted two officers of FSI to discuss possible collaboration opportunities involving the two companies, including potential product alliances, co-marketing opportunities and joint research and development projects. On November 11, 2011, Barry Mayer, President of Tokyo Electron U.S. Holdings, Inc., called Donald S. Mitchell, FSI’s Chief Executive Officer and a director of FSI, to further discuss Tokyo Electron’s interest in exploring possible collaboration opportunities with FSI. During that call, Mr. Mitchell informed Mr. Mayer that FSI had limited interest in exploring such opportunities. FSI informed Tokyo Electron that it believed that the large discrepancy in the size of the two entities would make a collaboration relationship difficult for FSI.

On November 14, 2011, Mr. Mayer again telephoned Mr. Mitchell to reiterate Tokyo Electron’s interest in exploring possible collaboration opportunities with FSI. Mr. Mitchell again expressed that FSI had limited interest because of the perceived competitive risks to FSI in collaborating with a much larger entity. Mr. Mayer discussed the outcome of his call with Mr. Mitchell with Tetsuro Higashi, Chairman of the Board of Tokyo Electron, and other members of Tokyo Electron senior management. Messrs. Higashi and Mayer and the other members of Tokyo Electron senior management determined that, given FSI’s reluctance to enter into a collaboration relationship, Tokyo Electron should instead propose a business combination with FSI.

As a result, on or about November 15, 2011, Messrs. Higashi and Mayer telephoned Mr. Mitchell and informed Mr. Mitchell that Tokyo Electron was interested in potentially pursuing an acquisition of FSI. Messrs. Higashi, Mayer and Mitchell agreed to have FSI and Tokyo Electron representatives meet to discuss such a possible transaction.

On November 21, 2011, Mr. Mitchell and Benno G. Sand, FSI’s Executive Vice President, Business Development and Investor Relations, met with Mr. Mayer, Hikaru Ito, Tokyo Electron’s Executive Vice President and Senior General Manager of SPE Sales Division, and Akihisa Sekiguchi, General Manager of SPE Marketing, in San Francisco, California to discuss their respective companies and possible strategic transactions between the two companies, including Tokyo Electron’s acquisition of FSI. While no specific price, structure, timing or other terms of a potential transaction were proposed, Messrs. Mitchell and Sand indicated that they would be discussing Tokyo Electron’s interest in pursuing an acquisition of FSI with the FSI Board at its next scheduled meeting in mid-December.

Following the November 21 meeting, Tokyo Electron management continued to discuss internally the possibility of acquiring FSI. During the rest of November and the beginning of December 2011, Tokyo Electron personnel reviewed FSI’s public filings and financial statements and began to consider the possible terms and structure of an acquisition transaction of FSI, including the price that Tokyo Electron would be willing to pay to acquire FSI.

On December 11, 2011, Mr. Sekiguchi called Mr. Sand to further discuss Tokyo Electron’s interest in pursuing a transaction with FSI and to inform him that Tokyo Electron was in the process of internally discussing the terms of a proposal to acquire FSI, including a proposed purchase price. Mr. Sekiguchi also provided Mr. Sand with a presentation broadly discussing Tokyo Electron’s organization, product lines and geographic operations and suggested that Mr. Sand share the presentation with the FSI Board at its upcoming meeting. Mr. Sand thanked Mr. Sekiguchi for the presentation materials and told him that he would be reporting to the FSI Board on the status of discussions regarding a potential acquisition by Tokyo Electron and that as part of that discussion he would distribute the materials to the FSI Board.

In late December, Mr. Sand informed Mr. Mayer that the FSI Board had authorized FSI’s management to continue to discuss a potential acquisition between the companies. Mr. Mayer requested that Mr. Sand provide Tokyo Electron with certain financial projections of FSI that could assist Tokyo Electron in its analysis and valuation of FSI. On January 3, 2012, in response to such request, FSI management provided Tokyo Electron with a confidential financial forecast for FSI for the fiscal years 2012-2015 (the “2012-2015 Forecast”). Tokyo Electron senior management reviewed the 2012-2015 Forecast and during January 19-22, 2012, Mr. Sand and Patricia M. Hollister, FSI’s Chief Financial Officer, had several telephone conversations with members of Tokyo Electron’s senior management regarding the 2012-2015 Forecast.

On January 20, 2012, FSI presented Tokyo Electron with a nondisclosure agreement that included a standstill and other transaction-related provisions.

On January 30, 2012, Tokyo Electron submitted to FSI a number of technology and intellectual property diligence questions and requested a meeting with Messrs. Mitchell and Sand and key FSI technology personnel to discuss FSI’s products and technology. On February 3, 2012, Mr. Mitchell informed Mr. Mayer that prior to any technology due diligence meetings or discussions, FSI required an executed nondisclosure agreement from Tokyo Electron and an indication from Tokyo Electron regarding the terms upon which it proposed to acquire FSI. Mr. Mayer told Mr. Mitchell that Tokyo Electron was still reviewing the nondisclosure agreement that FSI had provided but that Tokyo Electron did not believe it was appropriate to enter into a standstill agreement at that time.

On February 8, 2012, Messrs. Mitchell, Sand and Mayer and Kenji Washino, Executive Vice President of Corporate Business Strategy of Tokyo Electron, had a dinner meeting in Minneapolis,

Minnesota to further exchange preliminary information about the two companies and discuss potential synergy opportunities in connection with a potential combination. The dinner meeting did not address Tokyo Electron’s technology and intellectual property diligence questions, nor did Tokyo Electron share any potential terms of a proposed acquisition.

On February 3, 2012, Mr. Washino and other Tokyo Electron executives discussed the potential acquisition of FSI with Tokyo Electron’s board of directors. At that meeting, Tokyo Electron’s board and senior management discussed the potential benefits of such an acquisition, including any potential synergy opportunities. They also discussed the potential economic terms of the transaction. After further deliberations, the Tokyo Electron board of directors directed Tokyo Electron management to propose to FSI a proposal to acquire all of the outstanding capital stock of FSI for an aggregate purchase price of up to $250 million or approximately up to $6.18 per Share. Consequently, on February 21, 2012, Tokyo Electron provided FSI with a preliminary, non-binding indication of interest whereby Tokyo Electron would acquire 100% of the outstanding stock and stock equivalents of FSI for an aggregate purchase price of up to $250 million, payable in cash, and with no financing contingency. Also on February 21, 2012, Tokyo Electron and FSI executed the Confidentiality Agreement, which contained, among other terms, reciprocal standstill provisions.

From February 21, 2012 until March 4, 2012, members of senior management of Tokyo Electron and FSI engaged in numerous discussions regarding Tokyo Electron’s valuation of FSI. During such discussions, FSI senior management repeatedly sought and argued for an increase in the proposed purchase price.

Also during that time, representatives of Tokyo Electron met with representatives of Goldman Sachs Japan Co., Ltd. and Goldman Sachs & Co. (collectively “Goldman Sachs”) to discuss engaging Goldman Sachs to act as Tokyo Electron’s financial advisor in connection with the potential acquisition. Tokyo Electron formally engaged Goldman Sachs to act as its financial advisor on March 23, 2012.

On March 4, 2012, Tokyo Electron provided FSI with a revised letter of indication which restated the provisions of Tokyo Electron’s February 21, 2012 letter, but stated that Tokyo Electron proposed to acquire FSI for an aggregate purchase price of $250 million, or approximately $6.18 per Share. In addition, Tokyo Electron advised FSI that Tokyo Electron was prepared to have its financial advisor, Goldman Sachs, engage with FSI’s financial advisor to develop a due diligence process that would serve the needs and concerns of both companies.

On March 17, 2012, representatives of Goldman Sachs and Barclays, FSI’s financial advisors, discussed next steps with respect to negotiations between Tokyo Electron and FSI regarding a potential transaction, including scheduling a proposed in-person FSI management overview presentation for Tokyo Electron and Goldman Sachs.

On March 20, 2012, Tokyo Electron provided FSI with its initial list of key diligence requests, which it later supplemented on April 16, 2012.

Between March 20, 2012 and April 23, 2012, representatives of FSI and Tokyo Electron held several discussions regarding a potential transaction and Tokyo Electron’s diligence requests.

On April 23, 2012, representatives of FSI and its financial advisors and representatives of Tokyo Electron and its financial and legal advisors met at the offices of Goldman Sachs in San Francisco, California. Attending from Tokyo Electron were: Mr. Washino; Tetsuro Hori, Vice President and General Manager, Legal and IP director; Kazuhiro Doh, Specialist, Corporate Strategic Planning

Department; Zoltan Papp, Vice President and General Counsel; Glenn Gale, Ph.D., Senior Manager, Surface Preparation System Marketing Department; and Scott Sechovec, Chief Financial Officer of Tokyo Electron U.S. Holdings, Inc. Attending for FSI were: Messrs. Mitchell and Sand, Ms. Hollister and Scott Becker, FSI’s Vice President, Engineering. At the meeting, Tokyo Electron provided an overview of its surface conditioning business and products and its proposed technology road map. FSI provided an overview of FSI, a products and technology review, customer penetration progress with certain products, and certain fiscal 2012 financial information.

From April 23, 2012 until execution of the Merger Agreement, Tokyo Electron, Goldman Sachs and Tokyo Electron’s legal, accounting and other advisors conducted their due diligence review of FSI.

On May 17, 2012, representatives of Goldman Sachs communicated to representatives of Barclays that, based on the due diligence review conducted to date, Tokyo Electron was re-evaluating and contemplating a reduction of its proposed aggregate offer price of $250 million, or approximately $6.18 per Share. The Goldman Sachs representatives did not indicate a specific revised aggregate purchase price.

On May 18, 2012, representatives of Goldman Sachs and Barclays had a telephone conversation to discuss the status of negotiations between the parties and the due diligence process. During that call, the representatives of Barclays informed the representatives of Goldman Sachs that the FSI Board was willing to continue to explore a potential combination with Tokyo Electron at an aggregate purchase price of $275 million, or approximately $6.77 per Share. The representatives of Goldman Sachs informed the representatives of Barclays that while they would discuss the proposed adjustment to the purchase price with Tokyo Electron, they doubted that Tokyo Electron would be amenable to such an increase.

Following that conversation, representatives of Tokyo Electron, Goldman Sachs and Tokyo Electron’s other advisors discussed the potential acquisition, the status of the diligence review and the FSI Board’s request for an increase in the purchase price. Based on those discussions and Tokyo Electron’s due diligence review to date, on May 25, 2012, Tokyo Electron provided to FSI an updated, non-binding indication of interest that substantially confirmed its prior letter. In the May 25 letter, Tokyo Electron continued to value FSI at an equity value of $250 million, or approximately $6.18 per Share.

On May 31, 2012, representatives of Barclays contacted representatives of Goldman Sachs to inform them that the FSI Board would consider an offer price of $6.50 per Share for FSI. During the call, the Goldman Sachs representatives indicated that while they would relay the requested price increase to Tokyo Electron, they believed that the $6.18 per Share price that was previously proposed was Tokyo Electron’s highest offer. The Goldman Sachs representatives also raised the possibility of FSI entering into an exclusivity agreement to negotiate solely with Tokyo Electron regarding a potential transaction.

Shortly after their May 31, 2012 discussion, representatives of Goldman Sachs informed representatives of Barclays that they had discussed the FSI Board’s proposed offer price of $6.50 per Share with Tokyo Electron senior management and that Tokyo Electron was not willing to raise its offer price above its current $6.18 per Share proposed offer price.

On June 7, 2012, representatives of Barclays and Goldman Sachs discussed the status of negotiations and next steps. The Barclays representatives informed their Goldman Sachs counterparts that while the FSI Board was willing to continue discussions regarding a proposed transaction at a purchase price of $6.18 per Share, FSI would not entertain any exclusivity request. They also expressed FSI’s continuing concerns with providing sensitive and proprietary technology information to Tokyo Electron at this time. The representatives of Barclays requested that, following initial confirmatory due diligence, Tokyo Electron reconfirm the proposed purchase price and submit a draft merger agreement, after which FSI would consider providing access to more sensitive data. In response to that discussion, in a letter to FSI dated June 14, 2012, Tokyo Electron reconfirmed its desire to proceed with a proposed acquisition of FSI based on an equity valuation of $250 million, or $6.18 per Share.

As part of its due diligence review, Tokyo Electron and certain of its advisors conducted a tour of FSI’s Chaska, Minnesota facility on June 24, 2012 and held an in-person diligence session with representatives of FSI on June 25, 2012 at the Minneapolis, Minnesota offices of Faegre Baker Daniels LLP (“FaegreBD”), FSI’s legal advisors. At that meeting, FSI reviewed with Tokyo Electron a synergy analysis that had been prepared by FSI in an attempt to convince Tokyo Electron to increase the purchase price. Also, from early June 2012 to July 5, 2012, multiple calls among key business team members from each of FSI and Tokyo Electron and their respective legal, accounting and financial advisors were conducted. Further, on June 21, 2012, FSI granted Tokyo Electron and its advisors access to a virtual data room.

Based on the results of its confirmatory diligence review conducted to date, Tokyo Electron provided FSI with a letter, dated July 4, 2012, confirming its proposal to proceed with a transaction on the terms and consideration set forth in its May 25 letter. Tokyo Electron also provided FSI with an initial draft of a merger agreement specifying the terms of such acquisition, which draft was prepared by Jones Day, Tokyo Electron’s legal advisors.

During the Semicon West Conference held in San Francisco, California, on July 10, 2012, Mr. Mitchell and Hiroshi Takenaka, President and Chief Executive Officer of Tokyo Electron, met to discuss the potential transaction. During that meeting, Mr. Mitchell informed Mr. Takenaka that the FSI Board sought an increase of $10 million to the proposed purchase price. At the same time, representatives of Barclays separately informed representatives of Goldman Sachs of FSI’s counter-offer.

On July 11, 2012, FaegreBD provided Jones Day with a revised draft of the merger agreement.

From July 11, 2012 through July 13, 2012, representatives of Goldman Sachs and Barclays held numerous telephone conversations regarding the proposed purchase price and the FSI Board proposal to increase the aggregate consideration to be offered in the transaction to $260 million.

On July 16, 2012, Messrs. Sand and Washino discussed the status of negotiations and Tokyo Electron’s due diligence review. Following that conversation, Mr. Washino and other members of Tokyo Electron’s senior management, along with representatives of Goldman Sachs and Jones Day, discussed Tokyo Electron’s current proposal and the possibility of increasing the proposed purchase price. Tokyo Electron senior management also evaluated the potential cost structure of Tokyo Electron following a combination with FSI and determined that it could increase its aggregate offer price by $2.5 million.

On July 17, 2012, representatives of Goldman Sachs informed representatives of Barclays that Tokyo Electron was willing to increase the aggregate purchase price to $252.5 million, or $6.20 per Share, but that such price was Tokyo Electron’s final offer.

On July 24, Messrs. Mitchell and Mayer had a dinner meeting to discuss possible roles and responsibilities of FSI executives post-merger, Tokyo Electron’s compensation approach and policies generally, and various retention issues that may exist in connection with the proposed transaction.

Throughout the period from July 20, 2012 until August 13, 2012, representatives of FaegreBD and Jones Day continued to negotiate the terms of the Merger Agreement, including the various deal protection provisions and other matters. On August 3, 2012, FSI delivered to Tokyo Electron an initial draft of the disclosure schedules to the draft merger agreement.

On August 7, 2012, Tokyo Electron provided Mr. Mitchell with preliminary draft term sheets setting forth the proposed terms of new employment agreements Tokyo Electron was requesting that FSI enter into with each of Messrs. Mitchell, Sand, Ms. Hollister and John Ely, FSI’s Vice President, Sales, Marketing and Service. The new employment agreements would replace and supersede the existing change-in-control and severance agreements between those executives and FSI. On August 8, 2012, preliminary drafts of the proposed employment agreements were provided to the executives and their individual legal counsels. From August 8, 2012 until August 11, 2012, Tokyo Electron and the executives and their respective legal advisors negotiated the terms of such employment agreements. On August 11, 2012, Tokyo Electron and the executives came to terms on the new employment agreements.

Late in the day on August 12, 2012, representatives of FaegreBD informed representatives of Jones Day that a special committee of the FSI Board had convened and approved and adopted the proposed merger agreement and the transactions contemplated thereby. The representatives of FaegreBD also informed the Jones Day representatives that that special committee also took the actions required under the MBCA to except the proposed merger agreement and the transactions contemplated thereby from the business combination and fair price provisions in the MBCA and recommended that the FSI Board approve the proposed merger agreement and the transactions contemplated thereby. Further, the representatives of FaegreBD reported that the FSI Board unanimously approved the proposed merger agreement and the transactions contemplated thereby, authorized the execution and delivery of the merger agreement by FSI, declared that the proposed merger agreement and the transactions contemplated thereby, including the Offer, the Merger and the Top-Up Option, were fair to and in the best interests of FSI and its shareholders and were recommending that FSI shareholders accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, to the extent required to consummate the Merger, approve the Merger and adopt the proposed merger agreement.

Thereafter, FSI, Tokyo Electron and Purchaser executed the Merger Agreement, effective August 13, 2012. Tokyo Electron and FSI issued a joint press release announcing the transaction before the opening of trading on NASDAQ on August 13, 2012 and after the close of the Tokyo Stock Exchange on August 13, 2012.

On August 27, 2012, Purchaser commenced the Offer.

11.  Purpose of the Offer and Plans for FSI; Transaction Documents

Purpose of the Offer and Plans for FSI. The purpose of the Offer and the Merger is for Tokyo Electron, through Purchaser, to acquire control of, and the entire equity interest in, FSI. Pursuant to the Merger Agreement, Tokyo Electron will acquire all of the capital stock of FSI not purchased pursuant to the Offer, the Top-Up Option or otherwise. FSI shareholders who sell their Shares in the Offer will cease to have any equity interest in FSI or any right to participate in its earnings and future growth. If the Merger is consummated, non-tendering shareholders also will no longer have an equity interest in FSI. On the other hand, after selling their Shares in the Offer or the subsequent Merger, FSI shareholders will not bear the risk of any decrease in the value of FSI.

If Purchaser purchases Shares pursuant to the Offer, Tokyo Electron is entitled and currently intends to exercise its rights under the Merger Agreement to obtain pro rata representation on, and control of, the FSI Board. See “The Merger Agreement—Directors” below.

In accordance with the Merger Agreement, following the time of the purchase of Shares pursuant to the Offer, Tokyo Electron has agreed under the Merger Agreement to acquire the remaining Shares pursuant to the Merger. We may also acquire Shares pursuant to the Top-Up Option.

Tokyo Electron is conducting a detailed review of FSI and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel. Tokyo Electron will continue to evaluate the business and operations of FSI during the pendency of the Offer and, after the consummation of the Offer and the Merger, will make those changes it deems desirable in any of the foregoing in light of the circumstances then existing. Thereafter, Tokyo Electron intends to conduct a comprehensive review of FSI’s business, operations, capitalization and management with a view to optimizing development of FSI’s potential in conjunction with Tokyo Electron’s existing businesses. Without limiting the generality of the foregoing, in connection with Tokyo Electron’s plan to acquire all of FSI’s outstanding equity interests pursuant to the Offer and the Merger, Tokyo Electron intends to make changes to FSI’s charter, by-laws and board of directors as well as certain changes to its capitalization and benefit plans. Possible changes also include changes to FSI’s management and a reorganization of reporting responsibilities of certain of FSI’s business units within Tokyo Electron’s business units. Tokyo Electron does not have any current plans to effect an extraordinary corporate transaction with any third party involving FSI or any of its subsidiaries, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of a material amount of assets.

The Merger Agreement. The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as an exhibit to the Schedule TO and which is incorporated herein by reference. The Merger Agreement may be examined and copies may be obtained in the manner set forth in Section 8 under “Available Information.”

The Offer. The Merger Agreement provides that Purchaser will commence the Offer and that, upon the terms and subject to prior satisfaction or waiver of the conditions to the Offer described in Section 13—“Conditions of the Offer” (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment, and pay for, all Shares validly tendered pursuant to the Offer and not withdrawn prior to the Expiration Date.

Purchaser expressly reserves the right (but is not obligated), at any time or from time to time, to waive or to make any change in the terms and conditions of the Offer in any respect. However, pursuant to the Merger Agreement, Purchaser has agreed that it will not, without the prior written consent of FSI, (a) decrease the Offer Price, (b) change the form of consideration payable in the Offer, (c) decrease the number of Shares sought in the Offer, (d) impose conditions to the Offer in addition to those set forth in Annex A of the Merger Agreement (and described below in Section 13—“Conditions of the Offer”), (e) amend or modify any of the conditions to the Offer in a manner that adversely affects the holders of Shares, (f) change or waive the Minimum Tender Condition or (g) extend or otherwise change the Expiration Date other than as required or permitted by the Merger Agreement.

Purchaser reserves the right (but is not obligated) under the Merger Agreement to extend the Offer for one or more periods determined by Purchaser of up to 20 business days per extension (the length of any such extension to be determined by Purchaser (or Tokyo Electron on its behalf) in its sole discretion) if at any then-scheduled Expiration Date any of the conditions set forth in Annex A of the Merger Agreement (and described below in Section 13—“Conditions of the Offer”) have not been satisfied (and, to the extent permitted, shall not have been waived by Tokyo Electron).

Upon the terms and conditions of the Merger Agreement, Purchaser is required to extend the Offer on one or more occasions:

•

for periods determined by Purchaser (or Tokyo Electron on its behalf) in its sole discretion of up to 20 business days each if, at the then-scheduled expiration of the Offer, any of the conditions to the Offer set forth in Section 13—“Conditions of the Offer” are not satisfied or, to the extent permitted, waived by Tokyo Electron; or

•	if required by any law, rule, regulation, interpretation or position of the Commission or its staff or NASDAQ applicable to the Offer.

Purchaser is not, however, required to extend the Offer or the Expiration Date beyond the Outside Date. The Outside Date depends on the reason for the extension of the Offer. The Outside Date will be December 13, 2012, unless as of December 13, 2012, any of the conditions to the Offer relating to required antitrust approvals, CFIUS approval or the absence of any pending action by a governmental authority seeking to prohibit, materially delay or restrain the transactions have not been fulfilled or, as permitted, waived, but all other conditions to the Offer have been, or are capable of being, fulfilled on or before February 13, 2013, in which case the Outside Date will automatically be extended to February 13, 2013.

Upon the terms and subject to the conditions of the Offer, Purchaser will be required, as promptly as practicable following the Expiration Date, to accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer and will be required, as promptly as practicable, to accept and pay for any Shares validly tendered in a subsequent offering period. Purchaser may, without FSI’s consent, elect to provide a subsequent offering period for the Offer in accordance with Rule 14d-11 under the Exchange Act if there shall not have been validly tendered and not withdrawn that number of Shares necessary to effect a short-form merger of FSI. Subject to its obligations under the Merger Agreement to extend the Offer, under the Merger Agreement, Purchaser shall not be required to accept for payment or pay for any tendered Shares, may delay the acceptance for payment or payment for any tendered Shares and may terminate or amend the Offer as to Shares not then paid for in the event that certain conditions described in Section 13—“Conditions of the Offer” exist.

Subsequent Offering Period. The Merger Agreement provides that following expiration of the Offer, Purchaser (or Tokyo Electron on its behalf) may, in its sole discretion, provide a subsequent offering period (or one or more extensions thereof) in accordance with Rule 14d-11 of the Exchange Act if, as of the commencement of such period, there shall not have been validly tendered (without regard to Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee), and not properly withdrawn pursuant to the Offer, that number of Shares necessary to permit the Merger to be effected without a meeting of shareholders of the Company in accordance with Section 302A.621 of the MBCA. Accordingly, the Merger Agreement provides that Purchaser may commence a subsequent offering period if Tokyo Electron and Purchaser, do not, directly or indirectly, own at least 90% of the outstanding Shares (which is the amount of Shares necessary to effect a short-form merger under Minnesota law) upon completion of the Offer.

Recommendation. Pursuant to the Merger Agreement, FSI has represented that at a meeting duly called and held, the FSI Board and its Committee of Disinterested Directors have duly and unanimously adopted resolutions, which have not subsequently been rescinded or modified in any way, (a) declaring that the Merger Agreement and the transactions contemplated thereby, including the Offer, the Merger and the Top-Up Option, are fair to and in the best interests of FSI and its shareholders, (b) approving and declaring advisable the Merger Agreement (including the Plan of Merger) and the transactions contemplated thereby, including the Offer, the Merger and the Top-Up Option (that approval having been made in accordance with the MBCA, including for purposes of Section 302A.613 of the MBCA), and (c) recommending that FSI’s shareholders accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, to the extent required to consummate the Merger, approve the Merger and adopt the Merger Agreement (such recommendations, the “Board Recommendation”).

Directors. The Merger Agreement provides that after the acceptance for payment of Shares pursuant to the Offer, and from time to time thereafter up to the Effective Time, Tokyo Electron will be entitled to designate the number of directors, rounded up to the next whole number, to the FSI Board that is in the same proportion as the percentage of Shares then owned by Tokyo Electron and Purchaser (after giving effect to the Shares purchased pursuant to the Offer), to the total number of Shares then outstanding, multiplied by the number of directors on the FSI Board (giving effect to any increase in the number of directors pursuant to the terms of the Merger Agreement). Promptly following a request by Tokyo Electron, FSI is required under the Merger Agreement to cause the individuals designated by Tokyo Electron to be elected or appointed to the FSI Board, including either by increasing the size of the FSI Board or by seeking and accepting or otherwise securing the resignations of such number of then incumbent directors as is necessary to enable the individuals so designated by Tokyo Electron to be elected or appointed to the FSI Board, and to take all action necessary to cause the individuals so designated by Tokyo Electron to constitute substantially the same percentage (rounding up where appropriate) as is on the FSI Board on each committee of the FSI Board to the fullest extent permitted by all applicable laws, including the rules of NASDAQ. Prior to the Effective Time, the FSI Board must always have two members of the FSI Board who were members of the FSI Board immediately prior to that appointment of designees of Tokyo Electron (the “continuing directors”). In the event that one or both of the continuing directors no longer serves as a member of the FSI Board, an individual who is not a current or former officer, director, employee or consultant of Tokyo Electron or any of its subsidiaries will be designated to fill any such vacancy.

Top-Up Option. FSI has granted to Purchaser, subject to certain conditions, the Top-Up Option, which is an option that is irrevocable during the term of the Merger Agreement to purchase, at a price per Share equal to the Offer Price, an aggregate number of Shares equal to the lowest number of Shares that, when added to the number of Shares owned by Purchaser, Tokyo Electron and their related organizations (as defined in Section 302A.011, Subd. 25 of the MBCA) pursuant to the Offer or otherwise, will constitute one Share more than 90% of the Fully Diluted Shares. The Top-Up Option is intended to expedite the timing of the completion of the Merger by effecting the Merger pursuant to Minnesota’s “short form” merger statute. However, the Top-Up Option is not exercisable (a) to the extent the number of Shares issuable upon exercise of the Top-Up Option would exceed FSI’s then authorized and unissued Shares or (b) unless immediately after the exercise and issuance of Shares pursuant to the Top-Up Option, Purchaser, Tokyo Electron and their related organizations would hold of record at least 90% of the Shares outstanding (after giving effect to the issuance of the Shares in respect of the Top-Up Option). Further, Purchaser may only exercise the Top-Up Option if all of the conditions to the Offer have been satisfied or waived and Purchaser has accepted for payment all Shares validly tendered in the Offer and not properly withdrawn.

The Merger. The Merger Agreement provides that, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into FSI, and FSI will continue as the surviving corporation. FSI has agreed in the Merger Agreement that, if shareholder approval for the Merger is required other than pursuant to a short-form merger pursuant to Minnesota law, FSI will hold a special meeting of its shareholders as promptly as reasonably practicable following the date upon which the proxy or information statement relating to the special meeting of the FSI shareholders is cleared by the Commission. Tokyo Electron and Purchaser have agreed that, at the special meeting, all of the Shares acquired pursuant to the Offer or otherwise owned by Tokyo Electron or any of its subsidiaries will be voted in favor of adoption of the Merger Agreement.

The Merger Agreement further provides that, notwithstanding the foregoing, if following consummation of the Offer, the exercise of the Top-Up Option or otherwise, Tokyo Electron, Purchaser and their related organizations hold at least 90% of the outstanding Shares, each of Tokyo Electron, Purchaser and FSI will take all necessary and appropriate action to cause the Merger to become effective, as soon as reasonably practicable after such acquisition, as a short-form merger without action of the FSI shareholders.

Charter, Bylaws, Directors, and Officers. The Merger Agreement provides that at the Effective Time, the articles of incorporation of FSI will be amended and restated in their entirety to read as the form of articles of incorporation attached as an exhibit to the Merger Agreement and shall be the articles of incorporation of the surviving corporation. From and after the Effective Time, the bylaws of Purchaser shall be the bylaws of the surviving corporation (except that all references therein to Purchaser shall be automatically amended and shall become references to the surviving corporation). The Merger Agreement further provides that the directors and officers of Purchaser immediately prior to the Effective Time will be the initial directors and officers of the surviving corporation.

Conversion of Shares. The Merger Agreement provides that each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Tokyo Electron, Purchaser or any subsidiary of Tokyo Electron or FSI, or held by shareholders who properly demand and perfect dissenters’ rights under Minnesota law) will, by virtue of the Merger and without any action on the part of Tokyo Electron, Purchaser, FSI or the holder of the Shares, be converted at the Effective Time into the right to receive the Merger Consideration (which is an amount in cash equal to the Offer Price) payable to that holder upon surrender of the certificate formerly representing those Shares, without interest thereon. The Merger Agreement also provides that at the Effective Time, each Share owned by Tokyo Electron, Purchaser or any direct or indirect wholly-owned subsidiary of Tokyo Electron or FSI will be canceled, and no payment will be made with respect to those Shares. In addition, the Merger Agreement provides that at the Effective Time, each share of Purchaser’s common stock at the Effective Time will, by virtue of the Merger and without any action on the part of Tokyo Electron, Purchaser, FSI or the holder of those shares, be converted into one fully paid and nonassessable share of common stock of the surviving corporation.

Treatment of Options, Restricted Stock and ESPP. The Merger Agreement provides that each outstanding and unexercised option to acquire Shares (“FSI Option”) that is not then vested and exercisable, will become fully vested on an accelerated basis as of immediately prior to the Effective Time. If the exercise price of any FSI Option is equal to or greater than the Merger Consideration, that FSI Option will be cancelled as of immediately prior to the Effective Time, without any consideration being payable in respect of that FSI Option, and have no further force and effect. If the exercise price of any FSI Option is less than the Merger Consideration, that FSI Option will be cancelled as of immediately prior to the Effective Time in exchange for the right to receive, as soon as practicable after the Effective Time, an amount in cash (without interest, and less all applicable deductions and withholding taxes) equal to the product of (a) the excess, if any, of the Merger Consideration over the exercise price per Share payable under that FSI Option multiplied by (b) the number of Shares subject to that FSI Option.

The Merger Agreement provides that as of the Effective Time, each share of Restricted Stock (as defined in the Merger Agreement) that is outstanding immediately prior to the Effective Time will be canceled in exchange for the right to receive from Tokyo Electron or the surviving corporation, as soon as practicable after the Effective Time, an amount in cash (without interest, and less all applicable deductions and withholding taxes) equal to the product of (a) the Merger Consideration and (b) the number of shares of Restricted Stock held pursuant to the applicable award.

With respect to FSI’s Employee Stock Purchase Plan, as amended and restated in January 2011 (the “ESPP”), (a) no new offering period will commence after the date of the Merger Agreement and, to the extent not already provided for under the terms of the ESPP as of the date of the Merger Agreement, no employees will be permitted to begin participating in the ESPP, and no participants will be permitted to increase elective deferrals in respect of the current offering period under the ESPP, in each case after the date of the Merger Agreement, (b) any offering period under the ESPP that is in effect immediately prior to the date of the Merger Agreement will terminate at the earlier of (i) the closing of the offering period between the date of the Merger Agreement and the Effective Time and (ii) the business day immediately prior to the Effective Time, and amounts credited to the accounts of participants will be used to purchase Shares in accordance with the terms of the ESPP, and (c) those Shares will be treated as other outstanding Shares in accordance with the conversion of Shares mechanism outlined above. Each fractional Share held by any participant under the ESPP will be cancelled and extinguished at the Effective Time, and be converted into the right to receive a commensurate fractional portion of the Merger Consideration in cash, without interest, payable to the holder of each such fractional Share.

Representations and Warranties. The Merger Agreement contains representations and warranties made by FSI to Tokyo Electron and Purchaser and representations and warranties made by Tokyo Electron and Purchaser to FSI. The purpose of this summary of the Merger Agreement is to provide FSI shareholders with information regarding the terms of the Merger Agreement and is not intended to modify or supplement any factual disclosures about FSI, Tokyo Electron or Purchaser made in FSI’s public reports filed with the Commission. In particular, the assertions embodied in these representations and warranties are qualified by information in confidential disclosure schedules provided by FSI to Tokyo Electron and Purchaser in connection with the signing of the Merger Agreement. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk among FSI, Tokyo Electron and Purchaser, rather than establishing matters of fact. Accordingly, the representations and warranties in the Merger Agreement may not represent the actual state of facts about FSI, Tokyo Electron or Purchaser. FSI shareholders are not third-party beneficiaries of the Merger Agreement (except that prior to the Effective Time, FSI, on behalf of FSI’s shareholders, may pursue damages in the event of Tokyo Electron’s or Purchaser’s intentional breach of the Merger Agreement, and after the Effective Time, the shareholders may enforce the provisions in the Merger Agreement relating to the payment of Merger Consideration) and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of FSI, Tokyo Electron, Purchaser or any of their respective subsidiaries or affiliates.

In the Merger Agreement, FSI has made customary representations and warranties to Tokyo Electron and Purchaser with respect to, among other matters, its organization and qualification, capitalization, authority, validity and effect of agreements, conflicts, requested filings and consents, compliance with laws, permits, public filings, financial statements, internal controls, absence of undisclosed liabilities, absence of certain changes or events (including the absence of an FSI Material Adverse Effect (as defined below)), litigation, employee benefit plans, labor and employment matters, intellectual property, tax matters, environmental matters, other material contracts, properties and assets, affiliated transactions, key customer and supplier matters, insurance, product warranties and liabilities, compliance with export controls and the Foreign Corrupt Practices Act, information to be included in this Offer to Purchase and any other ancillary documents related to the Offer (collectively, the “Offer Documents”), the Schedule 14D-9 and any proxy or information statement to be sent to shareholders in connection with the Merger, the fairness opinion of Barclays, brokers’ fees, and the inapplicability of state takeover laws or restrictive provisions in FSI’s governing documents. Each of Tokyo Electron and Purchaser has made customary representations and warranties to FSI with respect to, among other matters, organization, Tokyo Electron’s ownership of Purchaser, authority, conflicts, consents and approvals, information to be included in the Schedule 14D-9, the Offer Documents and any proxy or information statement to be sent to shareholders in connection with the Merger, absence of litigation, “interested shareholder” status, availability of funds and brokers’ or finders’ fees.

As defined in the Merger Agreement, and for purposes of the Offer, “FSI Material Adverse Effect” means with respect to FSI, any effect, event, occurrence, development, state of facts or change that, individually or in the aggregate with all other effects, events, occurrences, developments, state of facts or changes, (a) is, or would reasonably be expected to be, materially adverse to the business, assets, liabilities, results of operations or financial condition of FSI and its subsidiaries, taken as a whole, or (b) would prevent or materially impair the ability of FSI to perform its obligations under the Merger Agreement or consummate the transactions contemplated thereby, other than, for the purposes of clause (a), any effect, event, occurrence, development, state of facts or change arising out of or resulting from any of the following: (i) a decline in the market price, or a change in the trading volume of, the Shares or any failure by FSI to meet any published analyst estimates or expectations of FSI’s revenues, earnings or other financial performance measures or any internal financial or operating projections, for or during any period on or after the date hereof (provided that this clause (i) shall not preclude any effect, event, occurrence, development, state of facts or change that may have contributed to or caused those changes from being taken into account in determining whether a FSI Material Adverse Effect has occurred); (ii) general economic, market (including financial, banking or securities markets) or political conditions; (iii) general market or economic conditions in the industries in which FSI or its subsidiaries operate; (iv) acts of war, sabotage or terrorism, other engagement in hostilities, natural disasters, acts of God or comparable events; (v) changes in applicable law or generally accepted accounting principles, or other applicable accounting standards, following the date hereof; (vi) the announcement or pendency of the Merger Agreement or the transactions contemplated thereby; (vii) any specific action taken by FSI at the express written direction of Tokyo Electron or Purchaser; and (viii) compliance with the terms of, or taking any action expressly required by, the Merger Agreement or the failure to take any action expressly prohibited by the Merger Agreement; provided, however, in the case of clauses (ii), (iii), (iv) and (v), except to the extent that FSI and its subsidiaries, taken as a whole, is disproportionately adversely affected relative to other participants in the industries in which FSI and its subsidiaries participate.

The representations and warranties contained in the Merger Agreement have been made by each party to the Merger Agreement solely for the benefit of the other parties, and those representations and warranties should not be relied on by any other person. In addition, those representations and warranties:

•

with respect to FSI, have been qualified by information set forth in a confidential disclosure letter of FSI provided to Tokyo Electron and Purchaser in connection with the execution of the Merger Agreement—the information contained in this disclosure letter modifies, qualifies and creates exceptions to the representations and warranties in the Merger Agreement;

•	will not survive consummation of the Merger;

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the Merger Agreement if those statements turn out to be inaccurate; and

•	were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement.

Covenants

Conduct of Business. The Merger Agreement obligates FSI and its subsidiaries, from the date of the Merger Agreement until the Effective Time or termination of the Merger Agreement pursuant to its terms, to conduct its operations according to its ordinary and usual course of business and to use its commercially reasonable efforts to preserve intact the assets, including manufacturing facilities, and business organization of FSI and its subsidiaries, preserve the current material business relationships with any person or entity, retain the present officers and key employees, comply with all applicable laws and the requirements of all material contracts and keep in full force and effect all material insurance policies. The Merger Agreement also contains specific restrictive covenants as to certain activities of FSI and its subsidiaries prior to the Effective Time or termination of the Merger Agreement pursuant to its terms which provide that FSI and its subsidiaries will not take certain actions without the prior written consent of Tokyo Electron or otherwise as permitted by the Merger Agreement or required by law, including, among other things and subject to certain exceptions: (a) amending its governing documents; (b) issuing or selling its securities or granting options; (c) splitting or reclassifying its securities; (d) entering into any sale, voting, registration or repurchase contract with respect to its securities; (e) amending or waiving any rights under or accelerating the vesting under any provision of its equity plans; (f) acquiring or agreeing to acquire any other company; (g) disposing of or encumbering material properties, rights or assets; (h) failing to pay any fees or make any filings for any intellectual property; (i) declaring or paying any dividend; (j) increasing the compensation of directors, officers or employees; (k) granting severance benefits to any director, officer, employee, independent contractor or consultant; (l) taking any action to accelerate the vesting or payment of compensation or benefits under any equity plan; (m) entering into or terminating any agreement with affiliates; (n) changing any actuarial assumptions used to calculate funding obligations with respect to any equity plan; (o) announcing or implementing any reduction in employees; (p) hiring or promoting any employee at or to a level of vice president or higher; (q) communicating in a writing to employees the compensation, benefits or other treatment they will receive following the Merger; (r) incurring any indebtedness for borrowed money; (s) making any changes in financial accounting methods, principles or practices; (t) writing up, down or off the book value of any assets; (u) releasing or settling any claim in respect of any threatened legal action; (v) making, changing or revoking any tax election or adopting or changing any method of tax accounting; (w) entering into any tax closing agreement; (x) settling or compromising any tax liability or surrendering any tax refund; (y) filing any amended tax return; (z) consenting to any extension or waiver of the limitations period applicable to any tax claim; (aa) taking any action that reduces the value of any tax incentives, credits, losses, deferred tax assets, or other favorable tax benefit; (bb) making or committing to any capital expenditures involving real property or which are not budgeted for in the current annual capital plan; (cc) entering into any new, or extending any current, capital equipment lease or real property lease; (dd) entering into or terminating any material contract; (ee) materially modifying or amending any right to renew any material contract; (ff) entering into or extending any contract that restricts FSI or any of its subsidiaries or affiliates from engaging or competing in any line of business or in any geographic area; (gg) entering into any contract that would be breached by, or require the consent of any other person following, consummation of the subject transactions; (hh) entering into any development agreement regarding the creation of any intellectual property or products; (ii) making any investment in any person other than a direct or indirect wholly-owned subsidiary of FSI; (jj) entering into, amending or canceling any insurance policies; (kk) merging or consolidating FSI or any of its subsidiaries with any person; (ll) adopting a plan of liquidation, dissolution, restructuring, recapitalization or other reorganization; or (mm) agreeing to take any of the foregoing actions.

Shareholder Approval. Under the MBCA, if Purchaser acquires, pursuant to the Offer, the Top-Up Option or otherwise, at least one share more than 90% of the outstanding Shares (including Shares owned by Purchaser, Tokyo Electron and its wholly-owned subsidiaries), the Merger may be effected under the short-form merger provisions of the MBCA without prior notice to, or any action by, any other shareholder of FSI. If Purchaser, Tokyo Electron and its wholly-owned subsidiaries do not acquire at least 90% of the outstanding Shares (pursuant to the Offer, the Top-Up Option or otherwise), Tokyo Electron and Purchaser will seek approval of the Merger and adoption of the Plan of Merger by FSI shareholders. Approval of the Merger and adoption of the Plan of Merger requires the approval of holders of not less than a majority of the issued and outstanding Shares, including the Shares owned by Purchaser, Tokyo Electron and its wholly-owned subsidiaries. Thus, assuming that the Minimum Tender Condition is satisfied, upon consummation of the Offer, Purchaser, Tokyo Electron and its wholly-owned subsidiaries would own sufficient Shares to enable Purchaser, Tokyo Electron and its wholly-owned subsidiaries, without the affirmative vote of any other shareholder of FSI, to satisfy the shareholder approval requirement to approve the Merger and adopt the Plan of Merger. Pursuant to the Merger Agreement, if the approval of the Merger and adoption of the Plan of Merger by the holders of Shares is required by law (the “Shareholder Approval”), then, in accordance with the MBCA, the articles of incorporation and bylaws of FSI, the Exchange Act, and any applicable rules and regulations of NASDAQ, FSI, in consultation with Tokyo Electron, will, for the purpose of obtaining the Shareholder Approval, duly set a record date for, call, give notice of, convene and hold a special meeting of FSI shareholders (with the record date and meeting date to be set by the FSI Board upon the recommendation of Tokyo Electron) as promptly as reasonably practicable following the date upon which the proxy or information statement relating to the Shareholder Approval is cleared by the Commission. Tokyo Electron and Purchaser have agreed that, at the special meeting, all of the Shares acquired pursuant to the Offer or otherwise owned by Tokyo Electron or any of its subsidiaries will be voted in favor of adoption of the Merger Agreement.

No Solicitation. In the Merger Agreement, FSI has agreed that it and its subsidiaries will instruct their respective representatives to immediately cease and terminate, or cause to be terminated, any and all discussions, solicitations, encouragements or negotiations with any person with respect to any Acquisition Proposal (as defined below). Under the terms of the Merger Agreement, until the earlier of the Effective Time or the termination of the Merger Agreement pursuant to its terms, FSI shall not, and shall cause its subsidiaries not to, directly or indirectly:

•

solicit, initiate, cause, knowingly facilitate or knowingly encourage (including by way of furnishing information) the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute or could reasonably be expected to lead to any Acquisition Proposal, or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or knowingly facilitate or knowingly encourage, any such inquiries, proposals, discussions or negotiations, or resolve to or publicly propose to take any of the foregoing actions;

•	enter into any merger agreement, agreement-in-principle, letter of intent, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar agreement relating to an Acquisition Proposal or enter into any letter of intent, agreement or agreement-in-principle requiring FSI (whether or not subject to conditions) to abandon, terminate or fail to consummate the Merger; or

•

(a) withdraw, modify or qualify in a manner adverse to Tokyo Electron or Purchaser the Board Recommendation or the approval or declaration of advisability by the FSI Board of the Merger Agreement and the Offer and the Merger or (b) approve or recommend, or resolve to or publicly propose to approve or recommend, any Acquisition Proposal.

Despite these restrictions, if at any time prior to the acceptance for payment of Shares pursuant to the Offer, (a) FSI has received from a third party a written, bona fide Acquisition Proposal, (b) a breach by FSI of the “No Solicitation” provisions of the Merger Agreement has not contributed to the making of that Acquisition Proposal, and (c) the FSI Board determines in good faith (after consultation with its financial advisors and outside counsel) that the Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal (as defined in below), then FSI may furnish confidential information to the person making that Acquisition Proposal (and its representatives) and discuss or negotiate with the person making that Acquisition Proposal regarding that Acquisition Proposal (and its representatives) so long as FSI enters into a confidentiality agreement with that person prior to disclosing any non-public information to that person and promptly provides (and in any event within 24 hours) to Tokyo Electron any and all non-public information delivered to that person which was not previously provided to Tokyo Electron.

The Merger Agreement provides that prior to the Effective Time, FSI and its subsidiaries will promptly (and in any event within 24 hours) notify Tokyo Electron in the event FSI or any of its subsidiaries or representatives receives any (a) Acquisition Proposal or indication by any person that it is considering making an Acquisition Proposal, (b) request for non-public information in contemplation of an Acquisition Proposal relating to FSI or any of its subsidiaries or (c) inquiry or request for discussions or negotiations regarding any Acquisition Proposal. FSI must promptly (and in any event within 24 hours) provide Tokyo Electron with the identity of that person and a copy of the Acquisition Proposal, indication, inquiry or request (or a description if the Acquisition Proposal is not in writing), including any modifications to the proposal. FSI must also keep Tokyo Electron reasonably informed on a current basis of (and in any event no later than 24 hours after the occurrence of any material changes to) the status and terms of any Acquisition Proposal, indication, inquiry or request (including any material changes to the key terms of the Acquisition Proposal, indication, inquiry or request) and the general status of any discussions and negotiations with respect to the Acquisition Proposal, indication, inquiry or request, including furnishing copies of any written inquiries, correspondence and other written material sent to FSI or any of its subsidiaries or representatives from that person in connection with any Acquisition Proposal or sent by FSI or any of its subsidiaries or representatives to that person in connection with any Acquisition Proposal as promptly as reasonably practicable (and in any event within 24 hours after receipt or delivery thereof). FSI must promptly (and in any event within 24 hours) notify Tokyo Electron if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal and may not provide that information or engage in such discussions or negotiations prior to providing that notice to Tokyo Electron.

Further, FSI may not, and shall cause its subsidiaries not to, enter into any contract with any person that would restrict FSI’s or any of its subsidiaries’ ability to provide information relating to FSI or any of its subsidiaries to Tokyo Electron. Unless the FSI Board determines that the failure to take such action would constitute a breach of fiduciary duties to the FSI shareholders under applicable law, neither FSI nor any of its subsidiaries may terminate, waive, amend or modify any provision of any standstill or confidentiality agreement to which they are a party and FSI and its subsidiaries must use commercially reasonable efforts to enforce the provisions of those agreements.

Notwithstanding the foregoing, if FSI or any of its subsidiaries receives from a third party a written, bona fide Acquisition Proposal, so long as FSI and its subsidiaries have not contributed to the making of the Acquisition Proposal and the FSI Board determines in good faith (after consultation with its financial advisors and outside counsel) that the Acquisition Proposal constitutes a Superior Proposal (after giving effect to any adjustments to the terms of the Merger Agreement that may be offered by Tokyo Electron), the FSI Board may at any time prior to the acceptance for payment of Shares pursuant to the Offer, if it determines in good faith, after consultation with its counsel, that failure to take that action would constitute a breach by the FSI Board of its fiduciary duties to the FSI shareholders under applicable law,

•	effect an Adverse Recommendation Change (as defined in the Merger Agreement); and/or

•

terminate the Merger Agreement to enter into a definitive agreement with respect to that Superior Proposal, so long as in advance of or concurrently with termination FSI pays the Termination Fee (as defined below) to Tokyo Electron and enters into the Alternative Acquisition Agreement (as defined below).

However, the FSI Board may not effect an Adverse Recommendation Change or terminate the Merger Agreement unless (a) FSI has not breached its “No Solicitation” obligations under the Merger Agreement, (b) FSI provides written notice to Tokyo Electron at least five business days in advance of its intention to take that action with respect to that Superior Proposal (the “Alternative Acquisition Agreement”), which notice must specify the material terms and conditions of any such Superior Proposal (including the identity of the party making that Superior Proposal), (c) provides to Tokyo Electron a copy of any proposed definitive agreement(s) with respect to that Superior Proposal, (d) during that five business day period, negotiates with Tokyo Electron in good faith to make such adjustments in the terms and conditions of the Merger Agreement so that the Acquisition Proposal ceases to constitute a Superior Proposal, and (e) following such negotiations, the Acquisition Proposal continues to constitute a Superior Proposal. In the event of any material revisions to the terms of an Acquisition Proposal, FSI must deliver a new written notice to Tokyo Electron and comply with the foregoing requirements with respect to that new written notice, and the notice period shall be deemed to have re-commenced on the date of that new notice (provided, however, that the notice period with respect to any such new written notice provide in accordance with this sentence shall be three business days).

Notwithstanding anything in the Merger Agreement to the contrary, the FSI Board may withdraw, modify or qualify the Board Recommendation in a manner adverse to Tokyo Electron or Purchaser in response to an Intervening Event (as defined below) if the FSI Board determines, in good faith, after consultation with outside counsel, that the failure to take that action would constitute a breach of its fiduciary duties to the FSI shareholders under applicable law, provided that FSI provide Tokyo Electron with written notice of the FSI Board’s intention to take that action, and all material facts relevant to that determination, not less than three business days prior to taking that action.

Pursuant to the Merger Agreement, FSI further agrees that any violations of the “No Solicitation” provisions of the Merger Agreement by any of its representatives will be deemed to be a material breach of the Merger Agreement by FSI.

Nothing contained in the Merger Agreement prohibits the FSI Board from taking and disclosing to FSI’s shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; provided, however, that any disclosure regarding or related to any Acquisition Proposal other than (a) a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, (b) an express rejection of any applicable Acquisition Proposal or (c) an express reaffirmation of the FSI’s board’s recommendation together with a factual description of events or actions leading up to that disclosure that have been taken by FSI and that are permitted under the Merger Agreement or actions taken or notices delivered to Tokyo Electron by FSI that are required by the Merger Agreement, shall, in each case, be deemed to be an Adverse Recommendation Change (including for purposes of the termination provisions of the Merger Agreement).

Pursuant to the Merger Agreement, FSI and its subsidiaries may not take any action to exempt any person (other than Tokyo Electron, Purchaser and their respective affiliates) from the provisions of “control share acquisitions” contained in any anti-takeover law or otherwise cause those restrictions not to apply (to the extent they would otherwise apply), in each case unless those actions are taken in connection with a termination of the Merger Agreement to accept a Superior Proposal in accordance with the terms of the Merger Agreement.

“Acquisition Proposal” means any inquiry, proposal, offer or indication of interest (whether or not in writing) for or relating to any of the following transactions (other than the Offer or Merger):

•	any direct or indirect acquisition or purchase (including by any license or lease) by any person of:

¡

assets (including equity securities of any of FSI’s subsidiaries) or businesses that constitute or generate 20% or more of the revenues, net income or assets of FSI and its subsidiaries on a consolidated basis or;

¡	beneficial ownership of 20% or more of any class of equity securities of FSI;

•

any purchase or sale of, or tender offer or exchange offer by any person for, equity securities of FSI that, if consummated, would result in any person beneficially owning 20% or more of any class of equity securities of FSI; or

•

any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, share exchange or similar transaction involving FSI, if, as a result of any such transaction, the FSI shareholders, as a group, immediately prior to the consummation of that transaction would hold less than 80% of the surviving or resulting entity of that transaction (or parent entity of that surviving or resulting entity) immediately after the consummation of such transaction.

“Superior Proposal” means any bona fide Acquisition Proposal made by any person that:

•

if consummated, would result in that person owning, directly or indirectly, 90% or more of the outstanding equity securities of FSI, or all or substantially all of the consolidated assets of FSI and its subsidiaries;

•	the FSI Board (or a duly authorized committee of the FSI Board) has determined in good faith (after consultation with its financial advisors and outside counsel and after taking into account such legal, financial, regulatory and other aspects of the proposal, including the financing terms thereof, as the FSI Board deems appropriate in the exercise of its fiduciary duties) is superior from a financial point of view to the subject transactions; and

•

the FSI Board has determined in good faith (after consultation with its financial advisors and outside counsel and after taking into account all legal, financial, regulatory and other aspects of the proposal as the FSI Board deems appropriate in the exercise of its fiduciary duties) is reasonably capable of being consummated.

“Intervening Event” means a material event or circumstance, or change in circumstances, with respect to FSI that was not known to or reasonably foreseeable by the FSI Board on or prior to entering into the Merger Agreement, provided that neither the receipt, existence nor terms of an Acquisition Proposal or any matter relating to an Acquisition Proposal will constitute an Intervening Event.

Employee Benefits. From the Effective Time until the one year anniversary of the Effective Time, Tokyo Electron shall cause the compensation and benefits package provided to the employees of FSI and its subsidiaries as of the Effective Time to be substantially comparable, in the aggregate, to the compensation and benefits package provided to similarly situated employees of Tokyo Electron or any of its Subsidiaries.

To the extent not otherwise required by or resulting from the operation of law, Tokyo Electron shall use reasonable efforts to cause any applicable Parent Plan (as defined in the Merger Agreement) to (a) recognize the service of each employee of FSI as of the Effective Time with either FSI or its subsidiaries, as the case may be, as service with Tokyo Electron or its affiliates for purposes of vesting and eligibility to participate, other than (i) for purposes of benefit accrual under applicable retirement plans, (ii) where prior service is not credited for similarly situated employees of Tokyo Electron or its affiliates, (iii) with respect to any Parent Plan that is frozen or grandfathered or (iv) to the extent that recognition would result in a duplication of benefits; (b) with respect to any Parent Plan that is a welfare benefit plan, cause the waiver of any pre-existing conditions, waiting period limitations, or eligibility waiting periods with respect to that employee of FSI and his or her eligible dependents, in each case to the extent waived or satisfied under the corresponding plan (for a comparable level of coverage) in which that employee of FSI participated immediately prior to the Effective Time; and (c) with respect to any Parent Plan that is a medical, vision, and/or dental plan, provide credit for deductibles, co-payments and eligible out of pocket expenses incurred during the portion of the plan year preceding the termination date (or transfer date) in a comparable FSI plan for the corresponding plan year of the Parent Plan.

At Tokyo Electron’s election, FSI shall terminate, effective as of the day immediately preceding the Effective Time, any and all 401(k) Plans sponsored or maintained by FSI. In such event, Tokyo Electron shall receive from FSI evidence that FSI’s plans and/or programs have been terminated pursuant to resolutions of the FSI Board or a committee of the FSI Board (the form and substance of which shall be subject to review and approval of Tokyo Electron), effective as of the day immediately preceding the Effective Time.

The Merger Agreement further provides that the foregoing obligations shall not (a) be treated as an amendment of any particular plan, (b) give any third party any right to enforce the obligations described in this Section titled “Employee Benefits” or (c) require Tokyo Electron or any of its affiliates to (i) maintain any particular plan or provide any particular benefit or (ii) retain the employment of any particular employee.

The Merger Agreement requires that FSI (acting through its compensation committee), prior to the Expiration Date, will take all such steps as may be required to cause any Compensation Arrangements (as defined in the Merger Agreement) entered into by FSI or any of its subsidiaries to be approved or ratified (to the extent not previously so approved or ratified) as “employment compensation, severance or other employee benefit arrangement” by the compensation committee comprised solely of “independent directors” of FSI in accordance with Rule 14d-10(d)(2) under the Exchange Act for purposes of satisfying the requirements of the non-exclusive safe-harbor set forth in that rule.

Indemnification and Insurance. Pursuant to the Merger Agreement, to the fullest extent permitted by applicable law, for at least six years after the Effective Time, Tokyo Electron shall cause the surviving corporation to honor (and will guarantee the obligations of the surviving corporation with respect to any and all amounts payable) all of FSI’s obligations to indemnify and hold harmless each person who is now, has been at any time prior to the date of the Merger Agreement or who becomes prior to the Effective Time an officer or director of FSI or any of its subsidiaries (each an “Indemnified Party”) as provided in FSI’s restated articles of incorporation or restated by-laws, in each case, as in effect on the date of the Merger Agreement, or pursuant to any other agreements in effect on the date of the Merger Agreement, including provisions relating to the advancement of expenses incurred in defending any action or as permitted under applicable law.

The Merger Agreement further provides that Tokyo Electron will (or will cause the surviving corporation to) purchase a “tail” officers’ and directors’ liability insurance policy, which shall survive the Merger and shall provide each Indemnified Party with coverage on terms and conditions no less favorable than those of FSI’s directors’ and officers’ insurance policy as of the date of the Merger Agreement, for a period of at least six years after the Effective Time, and provides coverage in respect of acts or omissions occurring prior to the Effective Time. Under the terms of the Merger Agreement, neither Tokyo Electron nor the surviving corporation will be required to expend more than 250% of the current annual premium paid by FSI for such policy (the “Maximum Amount”). If the amount of annual premiums for the “tail” policy exceeds the Maximum Amount, Tokyo Electron will spend up to the Maximum Amount to purchase lesser coverage as may be obtained with the Maximum Amount.

Further Action; Efforts. Pursuant to the terms of the Merger Agreement, prior to the Effective Time, FSI agrees to use its commercially reasonable efforts to obtain any third party consents, approvals or waivers with respect to any material contracts to which FSI or any of its subsidiaries is a party as may be necessary for the transactions contemplated by the Merger Agreement or required by the terms of those material contracts as a result of the execution, performance or consummation of the subject transactions. Prior to the Effective Time, each of Tokyo Electron, Purchaser and FSI agrees to use its commercially reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable under applicable law to consummate the transactions contemplated by the Merger Agreement as promptly as practicable.

The Merger Agreement also provides that each of Tokyo Electron, Purchaser and FSI will:

•

make all appropriate filings and submissions under the HSR Act and with any other governmental authority pursuant to any other applicable antitrust laws as promptly as practicable, but in no event later than ten business days after the date of the Merger Agreement with respect to the HSR Act filing and shall make as promptly as practicable any other appropriate submissions under other applicable antitrust laws;

•	use commercially reasonable efforts to obtain as promptly as practicable the termination of any waiting period under the HSR Act and any applicable foreign antitrust laws; and

•

cooperate and consult with each other with respect to (a) determining which filings are required to be made prior to the Effective Time, and which material consents, approvals, permits, notices or authorizations are required to be obtained prior to the Effective Time from governmental authorities in connection with the execution and delivery of the Merger Agreement and related agreements and the consummation of the transactions contemplated under such agreements and the Merger Agreement and (b) timely making all such filings and timely seeking all consents, approvals, permits, notices or authorizations.

See Section 15—“Certain Legal Matters; Regulatory Approvals” under subsections “U.S. Antitrust Compliance” and “Foreign Antitrust Laws.”

Further, the Merger Agreement provides that each of FSI, on the one hand, and Tokyo Electron and Purchaser, on the other hand, will (a) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (b) keep the other party reasonably informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “Antitrust Division”) or any other U.S. or foreign governmental authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding the transactions contemplated by the Merger Agreement and (c) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the Antitrust Division or any other governmental authority or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the Antitrust Division or such other applicable governmental authority or other person, give the other party the opportunity to attend and participate in such meetings and conferences. If any objections are asserted with respect to the transactions contemplated by the Merger Agreement by the FTC, the Antitrust Division or other governmental authority or any private party challenging the subject transactions as violating any antitrust law, or which would prevent, materially impede or materially delay the consummation of the transactions contemplated by the Merger Agreement, each of Tokyo Electron, Purchaser and FSI will use its commercially reasonable efforts to resolve any such objections or suits, which, if not resolved, could reasonably be expected to prevent, materially impede or materially delay consummation of the subject transactions.

The Merger Agreement provides that Tokyo Electron and FSI will prepare and submit a joint voluntary notice with respect to the transactions contemplated by the Merger Agreement (including the Offer and Merger) to CFIUS, pursuant to Section 721 of the Defense Production Act of 1950, as amended by the Foreign Investment and National Security Act of 2007, as amended, and the regulations promulgated thereunder, as promptly as reasonably practicable, but in no event later than ten business days after the date of the Merger Agreement, and shall take any and all actions advisable, necessary or desirable to finally and successfully secure the CFIUS approval as promptly as reasonably practicable after the date of that submission.

Pursuant to the terms of the Merger Agreement, each of FSI, on the one hand, and Tokyo Electron and Purchaser, on the other hand, will (a) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (b) keep the other party reasonably informed of any communication received by such party from, or given by such party to, CFIUS or any other governmental authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding the transactions contemplated by the Merger Agreement and (c) permit the other party to review any communication (subject to any required redaction necessary to comply with applicable law) given by it to, and consult with each other in advance of any meeting or conference with, CFIUS or any other governmental authority or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by CFIUS or such other applicable governmental authority or other person, give the other party the opportunity to attend and participate in such meetings and conferences. See Section 15—“Certain Legal Matters; Regulatory Approvals— Committee on Foreign Investment in the United States.”

If any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a governmental authority or a private party challenging the Merger or any other transaction contemplated by the Merger Agreement, each of Tokyo Electron, Purchaser and FSI will cooperate in all respects with each other and use commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and prohibits, prevents or restricts consummation of the subject transactions.

However, the Merger Agreement does not obligate Tokyo Electron, Purchaser or any of their respective affiliates to agree to (and none of FSI or any of its subsidiaries will, without the prior written consent of Tokyo Electron) (a) sell, hold separate or otherwise dispose of all or a portion of its respective business, assets or properties, or conduct its business in a specified manner, (b) pay any amounts (other than the payment of filing fees and expenses and fees of counsel), or grant any counterparty to any contract any material accommodation, (d) commence or defend any action or claim in respect of any threatened action, (d) limit in any manner whatsoever the ability of such entities to conduct, own, operate or control any of their respective businesses, assets or properties or of the businesses, properties or assets of FSI and its subsidiaries or (e) waive any of the conditions to consummation of the transactions contemplated by the Merger Agreement.

Takeover Laws. If any restriction(s) on “fair price,” “moratorium,” “control share acquisitions” or “business combination” with an “interested shareholder,” under Sections 302A.671 and 302A.673, respectively, of the MBCA or subject to the “fair price” provisions of Section 302A.675 of the MBCA or other similar anti-takeover law or regulation is or may become applicable to any of the transactions contemplated by the Merger Agreement, (a) the parties shall use commercially reasonable efforts to take such actions as are reasonably necessary so that the subject transactions may be consummated as promptly as practicable on the terms contemplated in the Merger Agreement and (b) the FSI Board will take all actions necessary to render such statutes inapplicable to those subject transactions.

Securityholder Litigation. In connection with any securityholder litigation which may be brought against FSI and/or its directors relating to any transaction contemplated by the Merger Agreement, FSI has agreed to give Tokyo Electron the opportunity to participate in the defense or settlement of such securityholder litigation. No settlement of such litigation shall be agreed to by FSI without Tokyo Electron’s prior written consent (which consent shall not be unreasonably withheld or delayed).

Notification of Certain Matters. Each of FSI on the one hand, and Tokyo Electron and Purchaser on the other hand, have agreed to give prompt notice to the other of (a) any written notice or other communication received from any person alleging that the consent of that person is required in connection with the transactions contemplated by the Merger Agreement, (b) any notice from any governmental authority in connection with the transactions contemplated by the Merger Agreement, (c) any actions or claims commenced or, to that party’s knowledge, threatened against, relating to or involving or otherwise affecting that party or any of its subsidiaries that relate to the transactions contemplated by the Merger Agreement, (d) the discovery of any fact or circumstance, or the occurrence or non-occurrence of any event, that would cause any representation or warranty made by that party contained in the Merger Agreement to be, with respect to FSI, untrue or inaccurate such that the Offer conditions would not be satisfied, and (e) any failure of that party to comply with or satisfy any covenant or obligation required to be performed or complied with by it under the Merger Agreement; provided, however, that the delivery of any notice shall not (i) cure any breach of, or non-compliance with, any other provision of the Merger Agreement or (ii) limit the remedies available to the party receiving that notice, provided, further, that a failure to comply with the obligations described in this Section titled “Notification of Certain Matters”, in and of itself, will not constitute a failure of any Offer condition to be satisfied unless (A) that failure materially prejudices another party’s ability to exercise its rights or remedies under the Merger Agreement prior to the closing of the Merger or (B) the underlying event would independently, individually or together with any other events or circumstances, result in a failure of an Offer condition to be satisfied.

Conditions to Consummation of the Merger. Pursuant to the Merger Agreement, the respective obligations of FSI, Tokyo Electron and Purchaser to consummate the Merger are subject to the satisfaction or waiver in writing to the extent permitted by applicable law at or prior to the Effective Time of the following conditions:

•	if required by applicable law, the Shareholder Approval shall have been obtained;

•

no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; nor shall there be any statute, rule, regulation or order enacted, entered, or enforced that prevents or prohibits the consummation of the Merger; and

•	Purchaser (or Tokyo Electron on Purchaser’s behalf) shall have accepted for purchase all Shares validly tendered (and not withdrawn) pursuant to the Offer.

Tokyo Electron and Purchaser have agreed pursuant to the Merger Agreement that all Shares owned by Tokyo Electron or any of its subsidiaries will be voted in favor of adoption of the Merger Agreement.

Termination. The Merger Agreement provides that it may be terminated, and the Offer may be abandoned at any time prior to the acceptance for payment of Shares pursuant to the Offer and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receiving approval from the FSI shareholders, provided that, following the acceptance for payment of Shares pursuant to the Offer, a majority vote of the continuing directors shall be necessary for termination by FSI, as follows:

(a) by mutual written consent of Tokyo Electron and FSI;

(b) by either Tokyo Electron or FSI, if the acceptance for payment of Shares pursuant to the Offer shall not have occurred on or before December 13, 2012, subject to automatic extension to February 13, 2013, if and only if, the Offer conditions set forth in clause (b), (c) or (d) of Section 13—“Conditions to the Offer” shall have not been fulfilled (and, to the extent permitted, shall not have been waived by Tokyo Electron) on or prior to December 13, 2012, but all other Offer conditions shall be fulfilled as of such date, or shall be capable of being fulfilled on or before February 13, 2013; provided, however, that the right to terminate the Merger Agreement pursuant to this clause (b) in this Section titled “Termination” shall not be available to a party whose failure to fulfill any obligation under the Merger Agreement caused the failure of the acceptance for payment of Shares pursuant to the Offer to occur on or before that date.

(c) by either Tokyo Electron or FSI, if any governmental authority shall have (i) enacted, issued, promulgated or enforced any law that makes consummation of the Offer or the Merger illegal or otherwise prohibited or (ii) enacted, issued, promulgated, enforced or entered any order which has the effect of making the consummation of the Offer or the Merger illegal or otherwise preventing or prohibiting consummation of the Offer or the Merger, and such order has become final and non-appealable;

(d) by Tokyo Electron (if neither Tokyo Electron nor Purchaser is then in material breach of any representation, warranty or covenant under the Merger Agreement), if, prior to the acceptance for payment of Shares pursuant to the Offer, there shall have been a breach or inaccuracy of any representation, warranty, covenant or agreement on the part of FSI contained in the Merger Agreement, which breach or inaccuracy (A) would give rise to a failure of the Offer conditions set forth in paragraph (e) or (f) of Section 13—“Conditions to the Offer” and (B) is incapable of being cured or has not been cured 20 business days after FSI receives notice of that breach or inaccuracy from Tokyo Electron;

(e) by Tokyo Electron, if, prior to the acceptance for payment of Shares pursuant to the Offer, (i) an Adverse Recommendation Change shall have occurred, (ii) the FSI Board or any committee of the FSI Board shall have failed, pursuant to Rule 14e-2 promulgated under the Exchange Act or otherwise, to publicly reconfirm the FSI Board Recommendation within ten business days after receipt of a written request from Tokyo Electron that it do so if that request is made following the making by any person of an Acquisition Proposal that has been publicly announced or (iii) FSI shall have violated or breached in any material respect any of its obligations described under “No Solicitation” above (and set forth under Section 6.05 of the Merger Agreement);

(f) by FSI (if FSI is not then in material breach of any representation, warranty or covenant under the Merger Agreement), if, prior to the acceptance for payment of Shares pursuant to the Offer, there shall have been a breach or inaccuracy of any representation, warranty, covenant or agreement on the part of Tokyo Electron or Purchaser contained in the Merger Agreement, which breach or inaccuracy (i) would reasonably be expected to prevent Tokyo Electron or Purchaser from consummating the Offer or the Merger in accordance with the terms of the Merger Agreement and (ii) is incapable of being cured or has not been cured 20 business days after Tokyo Electron receives notice of that breach or inaccuracy from FSI; and

(g) by FSI prior to the acceptance for payment of Shares pursuant to the Offer to accept a Superior Proposal in accordance with Section 6.05(d) of the Merger Agreement (as described under “No Solicitation” above).

Fees and Expenses. Except as described below with respect to the Termination Fee, each party to the Merger Agreement will bear its own expenses in connection with the Merger Agreement, whether or not the Merger is consummated.

FSI has agreed to pay to Tokyo Electron a termination fee of $8,837,500 (the “Termination Fee”) in immediately available funds in the event that the Merger Agreement is terminated solely as follows:

•	by FSI pursuant to paragraph (g) described under “Termination” above;

•	by Tokyo Electron pursuant to paragraph (e) described under “Termination” above; or

•	by Tokyo Electron or FSI pursuant to paragraph (b) described under “Termination” above or by Tokyo Electron pursuant to paragraph (d) described under “Termination” above, if

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at or prior to the date of termination, an Acquisition Proposal (which, solely for purposes of determining whether a Termination Fee is payable, all references in the definition of “Acquisition Proposal” to “20%” and “80%” will be deemed to be references to “50%”) shall have been made directly to the FSI shareholders generally or any person shall have publicly announced an intention to make an Acquisition Proposal (whether or not conditional or withdrawn); and

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concurrently with that termination or within 12 months following that termination, FSI enters into an Alternative Acquisition Agreement to consummate or consummates a transaction contemplated by any Acquisition Proposal.

Amendment. The Merger Agreement may be amended by the parties thereto by action taken by their respective boards of directors (or similar governing bodies or entities) at any time prior to the Effective Time; provided, however, that after Shareholder Approval has been obtained, no amendment may be made without further shareholder approval which, by law or in accordance with the rules of NASDAQ, requires further approval by those shareholders. The Merger Agreement may not be amended except by an instrument in writing signed by the parties thereto. If Tokyo Electron’s designees are elected or appointed to the FSI Board prior to the Effective Time pursuant to the terms of the Merger Agreement, the prior approval of a majority of the continuing directors (or the approval of the sole continuing director if there is only one continuing director then in office) will be required in order to amend, modify or terminate the Merger Agreement, or agree or consent to any amendment, modification or termination of the Merger Agreement prior to the Effective Time.

Waiver. The Merger Agreement provides that, at any time prior to the Effective Time, FSI on the one hand, and Tokyo Electron and Purchaser on the other hand, may (a) extend the time for the performance of any obligation or other act of the other party, (b) waive any inaccuracy in the representations and warranties of the other party contained in the Merger Agreement or in any document delivered pursuant thereto and (c) waive compliance with any agreement of the other party or any condition to its own obligations contained in the Merger Agreement. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by FSI or Tokyo Electron (on behalf of Tokyo Electron and Purchaser). The waiver by any party to the Merger Agreement of a breach of any provision thereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision thereunder. The failure of any party to the Merger Agreement to assert any of its rights under the Merger Agreement or otherwise shall not constitute a waiver of those rights. If Tokyo Electron’s designees are elected or appointed to the FSI Board prior to the Effective Time pursuant to the terms of the Merger Agreement, the prior approval of a majority of the continuing directors (or the approval of the sole continuing director if there is only one continuing director then in office) will be required in order to extend the time for performance of, or waive, any of the obligations or other acts of Tokyo Electron or Purchaser, or to exercise or waive any of FSI’s rights, under the Merger Agreement.

Confidentiality Agreement. Tokyo Electron and FSI executed a Letter Agreement, dated February 21, 2012, to set forth each party’s confidentiality and non-disclosure obligations. As a condition to being furnished certain information, each of Tokyo Electron and FSI (subject to limited exceptions) agreed to keep that information confidential unless otherwise required by law, and not to use that information for any purpose other than in connection with evaluating a potential transaction between Tokyo Electron and FSI.

For a period of one year following the date of the Letter Agreement, each of Tokyo Electron and FSI also agreed, among other things, that, without the other party’s consent, neither party will, directly or indirectly, alone or in concert with others, (a) acquire or agree, offer, seek, or propose to acquire (by merger, tender offer, purchase, or otherwise), ownership (including beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of any of the other party’s assets, businesses, voting stock, or any rights or options to acquire that ownership (including from a third party), except pursuant to any proposal expressly solicited by the Chief Executive Officer of the other party; (b) seek or propose to influence or control the management or policies of the other party or to obtain representation on the other party’s board of directors, or solicit proxies or consents with respect to any securities of the other party in connection with the election of directors or any other matter; (c) make any other public announcement with respect to any of the foregoing or take any other intentional action that would reasonably be expected to require that the other party make a public announcement with respect to any of the foregoing; (d) enter into any discussions, negotiations, arrangements, or understandings with any person (other than the other party or its affiliates) with respect to any of the foregoing; or (e) request that the other party, directly or indirectly, waive or amend any of the above mentioned protections. The foregoing provisions immediately terminate in certain situations involving alternative acquisition proposals.

Each party further agreed that, for a period of one year from the date of the Letter Agreement, subject to specified exceptions, it would not offer to hire or hire any person who is currently or later becomes employed by the other party, without prior written consent of the other party.

The foregoing summary is qualified in its entirety by reference to the complete text of the Letter Agreement, which is filed as an exhibit to the Schedule TO and incorporated herein by reference.

Employment Agreements. At the request of and as a condition to Tokyo Electron’s execution of the Merger Agreement, on August 13, 2012, FSI entered into employment agreements (the “Employment Agreements”) with each of Donald S. Mitchell, Benno G. Sand, John C. Ely and Patricia M. Hollister (each, an “Executive”), to become effective as of the consummation of the Merger (the “Closing”). The Employment Agreements replace existing agreements with the Executives and include a two year term for Donald Mitchell, and a one year term for the other Executives. Tokyo Electron requested that the Executives and FSI enter into the Employment Agreements because Tokyo Electron believes that each Executive’s continued service to FSI following completion of the Offer and consummation of the Merger would continue to provide value to FSI and Tokyo Electron.

Under the Employment Agreements, Mr. Mitchell will serve as FSI’s President, Mr. Sand will serve as FSI’s Senior Vice President, Business Development, Mr. Ely will serve as FSI’s Vice President, Sales, Marketing and Service, and Ms. Hollister will serve as FSI’s Vice President of Finance & Administration of FSI. During the term of their respective Employment Agreements, each Executive will: (a) continue to receive a base salary at his/her current annual rate ($440,000 for Mr. Mitchell; $270,000 for Mr. Sand; $255,000 for Mr. Ely; and $250,000 for Ms. Hollister); (b) participate in an annual cash incentive program based on performance goals; (c) continue to be eligible for annual executive perquisites substantially equivalent to those each received for fiscal year 2011; and (d) continue to participate in FSI’s retirement savings, health and welfare and other employee benefit plans on a basis consistent with that offered to other salaried employees of FSI, if permitted by law.

The Employment Agreements provide that each Executive is entitled to a lump sum payment representing his or her pro-rata cash incentive payment for fiscal year 2012 ($440,000 for Mr. Mitchell; $216,000 for Mr. Sand; $204,000 for Mr. Ely; and $200,000 for Ms. Hollister). The pro rata bonus will be paid at the same time bonuses are paid to other participants in the long-term incentive plan, but not later than March 15, 2013. In addition, if the Executive remains employed with FSI through the one year anniversary of the date of the Closing, or if the Executive’s employment is terminated by FSI for any reason (including death or disability) prior to the one year anniversary of the date of the Closing or if the Executive terminates his or her employment for good reason prior to the one year anniversary of the date of the Closing, that Executive will receive a retention payment ($1,900,000 for Mr. Mitchell; $1,246,250 for Mr. Sand; $992,250 for Mr. Ely; and $973,833 for Ms. Hollister). The Employment Agreements also provide for severance payments of base salary through the remainder of the term of the applicable Employment Agreement (with a six month minimum for Messrs. Sand and Ely, and Ms. Hollister, and a one year minimum for Mr. Mitchell) and a pro rata bonus based for the relevant performance period on actual achievement of the performance goals if the Executive incurs a termination without cause or for good reason prior to the end of the term of the applicable Employment Agreement. Post-termination retention and severance payments are subject to a release of claims by each Executive. Among other things, the good reason definition in the Employment Agreements differs from the existing employment agreements with the Executives so as to ensure that neither the completion of the Offer nor the consummation of the Merger would result in an Executive being able to trigger termination rights for “good reason”.

The Employment Agreements provide that the Executives will not compete with, nor solicit the employees or customers of, FSI for one year following termination of employment for any reason. The Employment Agreements also provide that the Executives will be made whole for any excise tax imposed on their payments under the so-called golden parachute excise tax provisions. However, the Executives have agreed to assist in minimizing the impact of any golden parachute excise tax on the payments they may receive under the agreement.

The foregoing summary of each of the Employment Agreements qualified in its entirety by reference to the complete text of each of those Employment Agreements, each of which is filed as an exhibit to the Schedule TO and incorporated herein by reference.

Effects of Inability to Consummate the Merger. If, following the consummation of the Offer, the Merger is not consummated for any reason (see—“The Merger Agreement—Conditions to Consummation of the Merger”), Tokyo Electron, which indirectly owns 100% of the common stock of Purchaser, will indirectly control the number of Shares acquired by Purchaser pursuant to the Offer, as well as any other Shares held by Tokyo Electron or its subsidiaries. Under the Merger Agreement, effective upon Purchaser’s acceptance of Shares for payment pursuant to the Offer, and from time to time thereafter, subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, FSI has agreed to cause a pro rata portion (based on the percentage of outstanding shares acquired by Purchaser) of the directors of FSI to consist of persons designated by Tokyo Electron (see “The Merger Agreement—Directors”). As a result of its ownership of those Shares and right to designate nominees for election to the FSI Board, Tokyo Electron indirectly will be able to control decisions of the FSI Board and the decisions of Purchaser as a shareholder of FSI. This concentration of control in one shareholder may adversely affect the market value of the Shares.

If Tokyo Electron controls more than 50% of the outstanding Shares following the consummation of the Offer but the Merger is not consummated, FSI shareholders, other than those affiliated with Tokyo Electron, will lack sufficient voting power to elect directors or to cause other actions to be taken which require majority approval.

12.  Source and Amount of Funds

Purchaser will need approximately $260 million to purchase all Shares validly tendered in the Offer (and not withdrawn), to cash out options to acquire Shares, to pay fees and expenses related to the Offer and the Merger and to complete the Merger and to pay the consideration in respect of Shares converted in the Merger into the right to receive the Merger Consideration.

As of June 30, 2012, Tokyo Electron had cash and deposits in the amount of approximately ¥54 billion (U.S. $679 million). Tokyo Electron expects to have sufficient cash on hand at the expiration of the Offer to pay the Offer Price for all Shares in the Offer.

The Offer is not conditioned upon any financing arrangements.

13.  Conditions of the Offer

Notwithstanding any other term of the Offer or the Merger Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer, and may, subject to the provisions of the Merger Agreement, delay the acceptance for payment of or the payment for any tendered Shares, and (subject to the provisions of the Merger Agreement) accept for payment any tendered Shares, (i) unless each of the following conditions in clauses (a) and (b) are satisfied or (ii) if at any time on or after the date of the Merger Agreement and before the expiration of the Offer, any of the following events or circumstances in clauses (c) through (i) shall have occurred and be continuing:

(a) immediately prior to the expiration of the Offer (as extended in accordance with the Merger Agreement), the number of Shares validly tendered and not properly withdrawn, together with any Shares owned by Tokyo Electron or any wholly-owned indirect or indirect subsidiary of Tokyo Electron, equals at least a majority of the Fully Diluted Shares;

(b) immediately prior to the expiration of the Offer (as extended in accordance with the Merger Agreement):

•

the waiting period (and any extension of the waiting period) applicable to the transactions contemplated by the Merger Agreement (including the Offer and the Merger) under the HSR Act and any approvals or clearances applicable to the Offer or the consummation of the Merger under applicable foreign antitrust laws, shall have expired or been terminated or obtained, as applicable; and

•

the receipt of notice from CFIUS that it has determined that (i) the subject transactions are not a “covered transaction” or (ii) CFIUS has concluded its review and has determined not to conduct a full investigation or, if a full investigation is deemed to be required, the parties shall have received notification issued by CFIUS that the U.S. government will not take action to prevent the consummation of the Offer or the Merger or to impose any requirements or conditions to mitigate any national security concerns related thereto;

(c) there shall be instituted or pending any action or proceeding by any governmental authority of competent jurisdiction that seeks, directly or indirectly, to (i) make illegal, prohibit, materially delay or otherwise restrain the making of the Offer, the consummation of the Offer or the Merger or the performance of the Merger Agreement, (ii) restrain, prohibit or limit Tokyo Electron’s, FSI’s or any of their respective affiliates’ ownership or operation of all or any material portion of the business or assets of Tokyo Electron, FSI or any such affiliate, or to compel Tokyo Electron, FSI or any of their respective affiliates to dispose of, license or hold separate all or any material portion of the business or assets of Tokyo Electron, FSI or any such affiliate, or (iii) impose material limitations on the ability of Tokyo Electron, Purchaser or any of Tokyo Electron’s other affiliates effectively to acquire, hold or exercise full rights of ownership of any Shares, including the right to vote the Shares acquired or owned by Tokyo Electron, Purchaser or any of Tokyo Electron’s other affiliates on all matters properly presented to FSI’s shareholders;

(d) any governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order (preliminary or permanent) or law which has resulted in, or is reasonably likely to result in, any of the consequences referred to in clause (c) of this Section 13—“Conditions to the Offer”;

(e) any of the representations and warranties of FSI contained in the Merger Agreement shall not be true and correct as of the date of the Merger Agreement and at and as of the acceptance for payment of Shares pursuant to the Offer (without regard to any qualifications therein as to materiality or FSI Material Adverse Effect), as though made at and as of that time (or, if made as of a specific date, at and as of that date), except, in each case, for those failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a FSI Material Adverse Effect; provided that notwithstanding the foregoing, the representations and warranties of FSI with respect to FSI’s organization and qualifications to do business, delivery of FSI’s restated articles of incorporation, as amended, and its by-laws to Tokyo Electron, FSI’s capitalization, FSI’s authority to enter into the Merger Agreement and the Offer and the Merger, brokers’ fees and compliance with state anti-takeover laws, shall not be true and correct as of the date of the Merger Agreement and at and as of the acceptance for payment of Shares pursuant to the Offer (without regard to any qualifications therein as to materiality or FSI Material Adverse Effect), as though made at and as of that time (or, if made as of a specific date, at and as of that date), in all material respects;

(f) FSI shall have failed to perform in any material respect any covenant or obligation required to be performed or complied with by it under the Merger Agreement at or prior to the acceptance for payment of Shares pursuant to the Offer and that failure has not been cured;

(g) Tokyo Electron and Purchaser shall not have received a certificate executed by FSI’s Chief Executive Officer and Chief Financial Officer confirming on behalf of FSI that the conditions set forth in clauses (e), (f) and (i) of this Section 13—“Conditions to the Offer” shall have occurred immediately prior to the acceptance for payment of Shares pursuant to the Offer;

(h) the Merger Agreement shall have been validly terminated in accordance its terms; or

(i) any event, circumstance, change, occurrence or state of facts that has had or would reasonably be expected to have a FSI Material Adverse Effect.

The Merger Agreement provides that the foregoing conditions are for the sole benefit of Tokyo Electron and Purchaser and may be waived only by Tokyo Electron or Purchaser, and then, in whole or in part, at any time and from time to time in the sole discretion of Tokyo Electron or Purchaser (except for any condition that may only be waived with FSI’s consent). See Section 1—“Terms of the Offer” and Section 11—“Purpose of the Offer and Plans for FSI; Transaction Documents—The Merger Agreement—The Offer.”

14.  Dividends and Distributions

The Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, FSI shall not, and shall not permit any of its subsidiaries to, without the prior consent of Tokyo Electron, declare, set aside or pay any dividends or make any other distribution (whether in cash, stock, property or otherwise) with respect to any of its capital stock (other than dividends or distributions by a direct or indirect wholly-owned subsidiary of FSI to FSI or any wholly-owned subsidiary of FSI in the ordinary course of business). See Section 11—“Purpose of the Offer and Plans for FSI; Transaction Documents—The Merger Agreement—Covenants.”

15.  Certain Legal Matters; Regulatory Approvals

General. Except as otherwise set forth in this Offer to Purchase, based on Tokyo Electron’s and Purchaser’s review of publicly available filings by FSI with the Commission and other information regarding FSI, Tokyo Electron and Purchaser are not aware of any licenses or other regulatory permits which appear to be material to the business of FSI and which might be adversely affected by the acquisition of Shares by Purchaser or Tokyo Electron pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by Purchaser, or Tokyo Electron pursuant to the Offer. In addition, except as set forth below, Tokyo Electron and Purchaser are not aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for Tokyo Electron’s and Purchaser’s acquisition or ownership of the Shares. Should any such approval or other action be required, Tokyo Electron and Purchaser currently expect that such approval or action, except as described below under “State Takeover Laws,” would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions. In such an event, we may not be required to purchase any Shares in the Offer. See Section 11—“Purpose of the Offer and Plans for FSI; Transaction Documents—The Merger Agreement—Termination”, Section 11—“Purpose of the Offer and Plans for FSI; Transaction Documents—The Merger Agreement—Further Action; Efforts” and Section 13—“Conditions of the Offer.”

U.S. Antitrust Compliance. Under the HSR Act, and the related rules and regulations that have been issued by the FTC, certain transactions having a value above specified thresholds may not be consummated until specified information and documentary material (“Premerger Notification and Report Forms”) have been furnished to the FTC and the Antitrust Division and certain waiting period requirements have been satisfied.

It is a condition to Purchaser’s obligation to accept for payment and pay for Shares tendered pursuant to the Offer that the waiting period (and any extension of the waiting period) applicable to the purchase of Shares pursuant to the Offer under the HSR Act shall have expired or been terminated. Under the HSR Act, the purchase of Shares in the Offer may not be completed until the expiration of a 15 calendar day waiting period following the filing by Tokyo Electron, as the ultimate parent entity of Purchaser, of a Premerger Notification and Report Form concerning the Offer with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. If within the 15 calendar day waiting period either the FTC or the Antitrust Division were to issue a request for additional documentary material or information (a “Second Request”), the waiting period with respect to the Offer would be extended until ten calendar days following the date of substantial compliance by Tokyo Electron with that request, unless the FTC or the Antitrust Division terminated the additional waiting period before its expiration. After the expiration of the ten calendar day waiting period, the waiting period could be extended only by court order or with consent of Tokyo

Electron. In practice, complying with a Second Request can take a significant period of time. If the HSR Act waiting period expired or was terminated, completion of the Merger would not require an additional filing under the HSR Act if Purchaser owns more than 50% of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expired or was terminated.

The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as Purchaser’s proposed acquisition of FSI. At any time before or after Purchaser’s acceptance for payment of Shares pursuant to the Offer, if the Antitrust Division or the FTC believes that the Offer would violate the U.S. federal antitrust laws by substantially lessening competition in any line of commerce affecting U.S. consumers, the FTC and the Antitrust Division have the authority to challenge the transaction by seeking a federal court order enjoining the transaction or, if Shares have already been acquired, requiring disposition of those Shares, or the divestiture of substantial assets of Purchaser, FSI, or any of their respective subsidiaries or affiliates. U.S. state attorneys general and private persons may also bring legal action under the antitrust laws seeking similar relief or seeking conditions to the completion of the Offer. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. If any such action is threatened or commenced by the FTC, the Antitrust Division or any state or any other person, Purchaser may not be obligated to consummate the Offer or the Merger. See Section 13—“Conditions of the Offer.”

Tokyo Electron and Purchaser filed their Premerger Notification and Report Form on August 24, 2012 and the Company anticipates filing its Premerger Notification and Report Form on August 27, 2012.

Foreign Antitrust Laws. As described below, it is also a condition to Purchaser’s obligation to accept for payment and pay for Shares tendered pursuant to the Offer that required approvals in respect of the transactions contemplated by the Merger Agreement shall have been obtained under the German Act Against Restraint of Competition, the Taiwan Fair Trade Act and Israel’s Restrictive Trade Practices Law. Purchaser and FSI have agreed to make the requisite filings under the German Act Against Restraints of Competition, the Taiwan Fair Trade Act and Israel’s Restrictive Trade Practices Law. Other than a post-consummation of the Offer notice filing required under the Korean Monopoly Regulation and Fair Trade Act described below, Purchaser is not aware, and FSI has advised Purchaser that it is not aware, of any other applicable restrictions or requirements under antitrust or other competition laws of jurisdictions other than the United States, Germany, Taiwan, Israel and Korea. If any other foreign antitrust laws are applicable to the Offer or the Merger, FSI and Purchaser intend to promptly make any filings required thereunder and, subject to the terms and conditions of the Merger Agreement, take such other actions to enable consummation of the Offer and the Merger. If those approvals are not obtained, Purchaser may not be obligated to consummate the Offer or the Merger. See Section 13—“Conditions of the Offer.”

German Antitrust Laws. The Act Against Restraints of Competition requires Tokyo Electron and FSI to file a notification with the Federal Cartel Office (“FCO”) and provides that the acquisition of Shares pursuant to the Offer shall not be consummated until a one-month waiting period has expired without the FCO having cleared the concentration or initiated the an-depth investigation. In the event of an in-depth investigation, the acquisition of Shares pursuant to the Offer may be consummated if a waiting period of four months, from submission of a complete notification to the FCO, has expired unless the FCO has cleared the concentration or the four-month period has been extended further. Tokyo Electron submitted the filing in Germany on August 23, 2012. Unless an in-depth investigation is initiated or the FCO has cleared the concentration earlier, the waiting period under the Act Against Restraints of Competition will normally expire on September 24, 2012.

Taiwan Antitrust Laws. Under Taiwan’s Fair Trade Act (“FTA”) and its related enforcement rules, the acquisition of Shares pursuant to the Offer may be consummated if the acquisition is approved by the Taiwan Fair Trade Commission (“TFTC”), either by written approval or the expiration of a 30-day waiting period commenced by the filing by Tokyo Electron of a complete notification (the “Taiwan Notification”) with respect to the Offer and the TFTC accepting the filing as complete. The TFTC may shorten or extend the period as it considers necessary. For an in-depth investigation the TFTC may extend the review period for up to 30 days. If the TFTC initiates an in-depth investigation, the acquisition of Shares under the Offer may be consummated if the acquisition is approved in writing by the TFTC, unless the TFTC notifies Tokyo Electron that the acquisition satisfies the conditions for a prohibition and may not be consummated. Tokyo Electron submitted the Taiwan Notification on August 24, 2012. Unless the TFTC requests additional information or initiates an in-depth investigation, the waiting period under the FTA will normally expire on September 24, 2012.

Israel Antitrust Laws. The Restrictive Trade Practices Law 5748-1988 and the regulations promulgated thereunder require the filing of a notice of merger by each party to the Merger with the Restrictive Trade Practices Commissioner where the applicable criteria are met. Within 30 days of receiving such notice of merger from the parties to the Merger, the Restrictive Trade Practices Commissioner will notify the parties that it either (a) objects to the Merger; (b) consents to the Merger (which approval may be subject to certain conditions); or (c) will require additional information or an extension of time to properly review the transactions. The consent of the Restrictive Trade Commissioner must be received prior to closing the Merger. Tokyo Electron and FSI each filed a notice of merger under the Restrictive Trade Practices Law on August 23, 2012. Unless an in-depth investigation is initialized, the waiting period under the Restrictive Trade Practices Law 5748-1988 will expire on September 23, 2012.

Korean Antitrust Laws. Under the Monopoly Regulation and Fair Trade Act, as amended, and related rules and regulations (“MRFTA”) that have been issued by the Korea Fair Trade Commission (the “KFTC”), certain transactions, including the consummation of the Offer, constitute a notifiable transaction requiring filing of a notification within 30 calendar days therefrom and will be subject to review, after consummation of the Offer, under the MRFTA. Under the provisions of the MRFTA, the initial review period is 30 days, which may be extended by up to an additional 90 days if the KFTC has serious doubts whether a notified transaction will have an anti-competitive effect in Korea. If the KFTC concludes that the transaction has an anti-competitive effect in Korea, it could require a remedy such as the divestiture of Shares acquired by the Purchaser or, as a condition to clearance, the divestiture of substantial assets of Tokyo Electron or its subsidiaries. Although we believe that consummation of the Offer will not have an anti-competitive effect in Korea, there can be no assurance that a challenge to the Offer will not be made by the KFTC or, if a challenge is made, what the result will be. Tokyo Electron anticipates that it will file all documentation required by MRFTA shortly after consummation of the Offer. However, neither the Offer nor the Merger are conditioned on obtaining any approvals from the KFTC.

Committee on Foreign Investment in the United States. The Foreign Investment and National Security Act of 2007 (“Exon-Florio”) empowers the President of the United States of America to review and, if necessary, prohibit or suspend an acquisition of, or investment in, a U.S. company by a “foreign person” if the President, after investigation, determines that the foreign person’s control threatens to impair the national security of the United States. Pursuant to Exon-Florio, CFIUS has been delegated the authority to receive notices of proposed transactions, determine when an investigation is warranted, conduct investigations, require mitigation measures and submit recommendations to the President to suspend or prohibit the completion of transactions or to require divestitures of completed transactions. A party or parties to a transaction may, but are not required to, submit to CFIUS a voluntary notice of the transaction, except in limited circumstances, which do not apply in this case. CFIUS also has the power to initiate reviews on its own in the absence of a voluntary notification. Tokyo Electron and FSI anticipate filing a voluntary notice with CFIUS pursuant to Exon-Florio and its implementing regulations on August 27, 2012. See Section 13—“Conditions of the Offer.”

State Takeover Laws. A number of states (including Minnesota, where FSI is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in those states or which have substantial assets, stockholders, principal executive offices or principal places of business therein.

FSI is incorporated under the laws of the State of Minnesota. Under the MBCA and other Minnesota statutes, FSI is subject to several state takeover laws. As described below, FSI has taken appropriate action in connection with its approval of the Merger Agreement and the consummation of the transactions contemplated thereby so that these laws do not affect the ability of Tokyo Electron and Purchaser to consummate the Offer or the Merger.

Minnesota Business Combination Act. FSI is currently subject to Section 302A.673 of the MBCA (the “Business Combination Act”), which prohibits a publicly held Minnesota corporation, such as FSI, from engaging in any “business combination,” including a merger, with an “interested shareholder” (defined generally as any beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding shares of that corporation entitled to vote) for a period of four years after the date of the transaction in which the person became an interested shareholder, unless, among other things, a committee of that corporation’s board of directors comprised solely of one or more disinterested directors has given its approval of either the business combination or the transaction that resulted in the shareholder becoming an “interested shareholder” prior to the shareholder becoming an interested shareholder. Under the Business Combination Act, a director or person is “disinterested” if the director or person is neither an officer nor an employee, nor has been an officer or employee within five years preceding the formation of the committee, of the publicly held Minnesota corporation or of a related organization. On August 12, 2012, a special committee of disinterested directors of the FSI Board approved the Merger Agreement and the transactions contemplated thereby, including the Offer, the Merger and the Top-Up Option; therefore, the restrictions of Section 302A.673 of the MBCA are inapplicable to the Merger Agreement and the transactions contemplated thereby, including the Offer, the Top-Up Option and the Merger.

Minnesota “Fair Price” Provision. MBCA Section 302A.675 provides that an offeror may not acquire shares of a Minnesota publicly held corporation from a shareholder within two years following the offeror’s last purchase of shares of the same class pursuant to a takeover offer, including, but not limited to, acquisitions made by purchase, exchange or merger, unless the selling shareholder is afforded, at the time of the proposed acquisition, a reasonable opportunity to dispose of the shares to the offeror upon substantially equivalent terms as those provided in the earlier takeover offer. The provision described above does not apply if the proposed acquisition of shares is approved, before the purchase of any shares by the offeror pursuant to the earlier takeover offer, by a committee of the board of directors of the corporation, comprised solely of directors who: (a) are not, nor have been in the preceding five years, officers or directors of the corporation or a related organization, (b) are not the offerors in the takeover offer or any affiliates or associates of the offeror, (c) were not nominated for election as directors by the offeror or any affiliates or associates of the offeror and (d) were directors at the time of the first public announcement of the earlier takeover offer or were nominated, elected, or recommended for election as directors by a majority of the directors who were directors at that time. On August 12, 2012, a special committee of disinterested directors of the FSI Board approved the Merger Agreement and the transactions contemplated thereby, including the Offer, the Merger and the Top-Up Option; therefore, the restrictions of Section 302A.675 are inapplicable to the Merger Agreement and the transactions contemplated thereby, including the Offer, the Top-Up Option and the Merger.

Minnesota Takeover Disclosure Law. The Minnesota Takeover Disclosure Law (the “Takeover Disclosure Statutes”), Minnesota Statutes Sections 80B.01-80B.13, by its terms requires the filing of a registration statement (the “Minnesota Registration Statement”) with specified disclosures with the Minnesota Commissioner of Commerce (the “Commissioner of Commerce”) with respect to any tender offer for shares of a corporation, such as FSI, that (a) has its principal place of business or principal executive office in Minnesota, or owns and controls assets in Minnesota having a fair market value of at least $1,000,000 and (b) has a certain number or percentage of shareholders resident in Minnesota or a specified percentage of its shares owned by Minnesota residents. Purchaser filed the Minnesota Registration Statement with the Commissioner of Commerce on August 24, 2012.

Although the Commissioner does not have an approval right with respect to the Offer, the Commissioner of Commerce will review the Minnesota Registration Statement for the adequacy of disclosure and is empowered to suspend summarily the Offer in Minnesota within three business days of the filing if the Commissioner of Commerce determines that the registration statement does not (or the material provided to beneficial owners of the Shares residing in Minnesota does not) provide adequate disclosure under the Takeover Disclosure Statutes. If this summary suspension occurs, the Commissioner of Commerce must hold a hearing within ten calendar days of the summary suspension to determine whether to permanently suspend the Offer in Minnesota, subject to corrective disclosure. If the Commissioner of Commerce takes action to suspend the effectiveness of the Offer, this action may have the effect of significantly delaying the Offer. In filing the Minnesota Registration Statement, Purchaser does not concede that some or all of the provisions of the Takeover Disclosure Statutes are applicable, valid, enforceable or constitutional.

Other State Takeover Laws. Purchaser is not aware of any other state takeover laws or regulations which are applicable to the Offer or the Merger and has not attempted to comply with any state takeover laws or regulations. If any government official or third party should seek to apply any such state takeover law to the Offer or the Merger or other business combination between Purchaser or any of its affiliates and FSI, Purchaser will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, Purchaser may not be obligated to accept for payment or pay for any tendered Shares. See Section 13—“Conditions of the Offer.”

FSI’s Amended and Restated Articles of Incorporation. Article X of FSI’s Amended and Restated Articles of Incorporation provides that notwithstanding any other provisions of the MBCA, FSI’s Amended and Restated Articles of Incorporation or in any agreement with any national securities exchange or otherwise, a business combination transaction (such as the Offer or the Merger) require the affirmative vote of not less than 75% of the votes entitled to be cast by the holders of all then outstanding shares of FSI voting stock, voting together as a single class. However, that 75% voting requirement is not applicable to a business combination if, among other things, the business combination is approved by a majority of FSI’s “continuing directors” (as defined in Article X of FSI’s Amended and Restated Articles of Incorporation).

Further, on August 12, 2012, both a special committee of disinterested directors of the FSI Board and the FSI Board itself approved the Merger Agreement and the transactions contemplated thereby, including the Offer, the Merger and the Top-Up Option. At the time such actions were taken, all of FSI’s directors qualified as “continuing directors.” Accordingly, neither the Offer nor the Merger is subject to the heightened 75% voting requirement set forth in Article X of FSI’s Amended and Restated Articles of Incorporation.

Shareholder Approval. Under the MBCA, if Purchaser acquires, pursuant to the Offer, the Top-Up Option or otherwise, at least one share more than 90% of the outstanding Shares (including Shares owned by Purchaser, Tokyo Electron and its wholly-owned subsidiaries), the Merger may be effected under the short-form merger provisions of the MBCA without prior notice to, or any action by, any other shareholder of FSI. If Purchaser, Tokyo Electron and its wholly-owned subsidiaries do not acquire at least 90% of the outstanding Shares (pursuant to the Offer, the Top-Up Option or otherwise), Tokyo Electron and Purchaser will seek approval of the Merger and adoption of the Plan of Merger by FSI shareholders. Approval of the Merger and adoption of the Plan of Merger requires the approval of holders of not less than a majority of the outstanding Shares, including the Shares owned by Purchaser, Tokyo Electron and its wholly-owned subsidiaries. Thus, assuming that the Minimum Tender Condition is satisfied, upon consummation of the Offer, Purchaser, Tokyo Electron and its wholly-owned subsidiaries would own sufficient Shares to enable Purchaser, Tokyo Electron and its wholly-owned subsidiaries, without the affirmative vote of any other shareholder of FSI, to satisfy the shareholder approval requirement to approve the Merger and adopt the Plan of Merger. Pursuant to the Merger Agreement, if the Shareholder Approval is required by law, then, in accordance with the MBCA, the articles of incorporation and bylaws of FSI, the Exchange Act, and any applicable rules and regulations of NASDAQ, FSI, in consultation with Tokyo Electron, will as promptly as practicable after the consummation of the Offer, for the purpose of obtaining the Shareholder Approval, duly set a record date for, call, give notice of, convene and hold a special meeting of FSI shareholders as promptly as reasonably practicable following the acceptance for payment of Shares pursuant to the Offer (with the record date and meeting date to be determined by Tokyo Electron).

Dissenters’ Rights. No dissenters’ rights are available in connection with the Offer. However, under the MBCA, shareholders who do not sell their Shares in the Offer will have the right, by fully complying with the applicable provisions of Sections 302A.471 and 302A.473 of the MBCA, to dissent with respect to the Merger and to receive payment in cash for the “fair value” of their Shares after the Merger is completed. The term “fair value” means the value of the Shares immediately before the Merger Effective Time and may be less than, equal to or greater than the Offer Price. If any demand for fair value is made of dissenting shares and the Top-Up Option was exercised prior to the Merger Effective Time, then for purposes of determining the fair value of any dissenting shares, the cash received and/or value of the promissory note received by FSI in payment of the exercise price of the Top-Up Option will be treated as if it had not been paid to or received by FSI and the Shares issued upon exercise of the Top-Up Option will be treated as if they were not issued or outstanding.

To be entitled to payment, the dissenting shareholder seeking dissenters’ rights must not accept the Offer. In addition, if a vote of shareholders is required to approve the Merger under the MBCA, a dissenting shareholder also (a) must file with FSI, prior to the vote on the Merger, a written notice of intent to demand payment of the fair value of the dissenting shareholder’s Shares, (b) must not vote in favor of the Merger and (c) must satisfy the other procedural requirements of the MBCA. Any shareholder contemplating the exercise of those dissenters’ rights should review carefully the provisions of Sections 302A.471 and 302A.473 of the MBCA, particularly the procedural steps required to perfect those rights, and should consult legal counsel. Dissenters’ rights will be lost if the procedural requirements of the statute are not fully and precisely satisfied.

If the Shareholder Approval is required to approve the Merger under the MBCA, the notice and information statement for the special meeting of the shareholders will again inform each shareholder of record as of the record date of the meeting of the shareholders (excluding persons who tender all of their Shares pursuant to the Offer if those Shares are purchased in the Offer) of their dissenters’ rights and will include a copy of Sections 302A.471 and 302A.473 of the MBCA and a summary description of the procedures to be followed to obtain payment of fair value for their Shares. If the Shareholder Approval is not required to approve the Merger, the Surviving Corporation (as defined in the Merger Agreement) will send a notice to those persons who are shareholders of the Surviving Corporation immediately prior to the Effective Time which, among other things, will include a copy of Sections 302A.471 and 302A.473 of the MBCA and a summary description of the procedures to be followed to obtain payment of fair value for their Shares.

Dissenters’ rights cannot be exercised at this time. The information set forth above is for informational purposes only with respect to alternatives available to shareholders if the Merger is consummated. Shareholders who will be entitled to dissenters’ rights in connection with the Merger will receive additional information concerning dissenters’ rights and the procedures to be followed in connection therewith before such shareholders have to take any action relating thereto.

The foregoing summary of the rights of dissenting shareholders under the MBCA does not purport to be a complete statement of the procedures to be followed by shareholders desiring to exercise any dissenters’ rights under the MBCA. The preservation and exercise of dissenters’ rights require strict adherence to the applicable provisions of the MBCA.

“Going Private” Transactions. Rule 13e-3 under the Exchange Act is applicable to certain “going private” transactions and may under certain circumstances be applicable to the Merger. However, Rule 13e-3 will be inapplicable if (a) the Shares are deregistered under the Exchange Act prior to the Merger or another business combination or (b) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. Neither Tokyo Electron nor Purchaser believes that Rule 13e-3 will be applicable to the Merger.

Litigation Related to the Offer and Merger. Following the announcement of the Merger Agreement, the following putative stockholder class action complaints relating to the Offer and the Merger were commenced.

On August 15, 2012, shareholder Barry Bragger commenced a lawsuit on behalf of himself and a putative class of public FSI shareholders (the “Bragger Complaint”) in Carver County District Court of the State of Minnesota. The Bragger Complaint alleges claims for breach of fiduciary duties against

FSI’s directors (the “Individual Defendants”) and claims against FSI, Tokyo Electron and Purchaser (collectively, with the Individual Defendants, the “Defendants”) for aiding and abetting the Individual Defendants’ breach of fiduciary duties in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement (including the Offer and the Merger). The Bragger Complaint seeks, among other relief, declaratory and injunctive relief, including an order (a) enjoining the Defendants from finalizing the Offer and consummating the proposed transaction and (b) rescinding the Merger Agreement or any actions taken under the terms of the Merger Agreement. The Bragger Complaint further seeks fees and costs, including attorneys’ and experts’ fees. The Bragger Complaint is captioned Bragger v. Donald S. Mitchell et al. The foregoing description is qualified in its entirety by reference to the Bragger Complaint which is filed as an exhibit to the Schedule TO and incorporated herein by reference.

On August 17, 2012, shareholder Elizabeth Kuzio filed a complaint brought on behalf of herself and a putative class of public FSI shareholders and nominally on behalf of FSI (the “Kuzio Complaint”) in Carver County District Court of the State of Minnesota. The Kuzio Complaint purports to allege claims on behalf of the putative class for breach of fiduciary duties against the Individual Defendants, for aiding and abetting against Tokyo Electron, and for equitable relief under Section 302A.467 of the MBCA against the Individual Defendants and Tokyo Electron. The Kuzio Complaint also purports to assert claims derivatively on behalf of FSI for breach of fiduciary duties, corporate waste and abuse of control against the Individual Defendants. The Kuzio Complaint seeks, among other relief, declaratory and injunctive relief, including an order (a) enjoining the Defendants from consummating the proposed transaction and (b) rescinding the Merger Agreement, the proposed transactions or any of the terms thereof. The Kuzio Complaint further seeks fees and costs, including attorneys’ and experts’ fees. The Kuzio Complaint is captioned Kuzio v. Donald S. Mitchell et al, Case Number 10-CV-12-1118. The foregoing description is qualified in its entirety by reference to the Kuzio Complaint which is filed as an exhibit to the Schedule TO and incorporated herein by reference.

On August 20, 2012, shareholder Tom Hoffman filed a complaint brought on behalf of himself and a putative class of public FSI shareholders and nominally on behalf of FSI (the “Hoffman Complaint”) in Carver County District Court of the State of Minnesota. The Hoffman Complaint purports to allege claims on behalf of the class for breach of fiduciary duties against the Individual Defendants, a claim for aiding and abetting against Tokyo Electron, and a claim for equitable relief under Section 302A.467 of the MBCA against the Individual Defendants and Tokyo Electron. The Hoffman Complaint also purports to assert claims derivatively on behalf of FSI for breach of fiduciary duties, corporate waste and abuse of control against the Individual Defendants. The Hoffman Complaint seeks, among other relief, declaratory and injunctive relief, including an order (a) enjoining the Defendants from consummating the proposed transaction and (b) rescinding the Merger Agreement, the proposed transactions or any of the terms thereof. The Hoffman Complaint further seeks fees and costs, including attorneys’ and experts’ fees. The Hoffman Complaint is captioned Hoffman v. Donald S. Mitchell et al, Case Number 10-CV-12-1122. The foregoing description is qualified in its entirety by reference to the Hoffman Complaint which is filed as an exhibit to the Schedule TO and incorporated herein by reference.

16.  Fees and Expenses

Goldman, Sachs & Co. is acting as Dealer Manager in connection with the Offer and has provided certain financial advisory services to Tokyo Electron in connection with the proposed acquisition of FSI, for which the Dealer Manager will receive reasonable and customary compensation. Tokyo Electron has also agreed to reimburse Goldman, Sachs & Co. for certain reasonable expenses in connection with the Offer (including the reasonable fees and disbursements of outside counsel) and to indemnify the Dealer Manager and certain related parties against certain liabilities, including certain liabilities under the U.S. federal securities laws. In the ordinary course of business, the Dealer Manager and its respective successors and affiliates may trade Shares for their own accounts and accounts of customers, and, accordingly, may at any time hold a long or short position in the Shares.

Purchaser has retained the Depositary and the Information Agent in connection with the Offer. Each of the Depositary and the Information Agent will receive customary compensation, reimbursement for out-of-pocket expenses, and indemnification against certain liabilities in connection with the Offer, including liabilities under the federal securities laws. As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

Except as set forth above, neither Tokyo Electron nor Purchaser will pay any fees or commissions to any broker, dealer, commercial bank, trust company or other nominee for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies or other nominees will upon request be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.

17.  Miscellaneous

Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, Purchaser will make a good faith effort to comply with that state statute or seek to have that statute declared inapplicable to the Offer. If, after a good faith effort, Purchaser cannot comply with the state statute, Purchaser will not make the Offer to, nor will Purchaser accept tenders from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, Purchaser will endeavor to make arrangements to have the Offer made on its behalf by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

Purchaser and Tokyo Electron have filed with the Commission the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the Commission in the manner set forth in Section 8 under “Available Information.”

No person has been authorized to give any information or make any representation on behalf of Tokyo Electron or Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, that information or representation must not be relied upon as having been authorized. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Tokyo Electron, Purchaser, FSI or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

RB Merger Corp.

August 27, 2012

SCHEDULE A

INFORMATION CONCERNING MEMBERS OF THE BOARDS OF DIRECTORS AND

THE EXECUTIVE OFFICERS OF TOKYO ELECTRON AND PURCHASER

TOKYO ELECTRON

The following table sets forth the name, present principal occupation or employment and past material occupations, positions, offices or employment for at least the past five years for each director of Tokyo Electron and the name, present principal occupation or employment and past material occupations, positions, offices or employment for at least the past five years for each executive officer of Tokyo Electron. Each such person is a citizen of Japan, the current business address of each person is Akasaka Biz Tower, 3-1 Akasaka 5-chome, Minato-ku, Tokyo 107-6325, Japan and the current business phone number is +81-3-5561-7000.

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Tetsuro Higashi	Chairman of the Tokyo Electron Board (2003 to present). Corporate Director of Tokyo Electron (1990 to present). Chief Executive Officer of Tokyo Electron (2005 to 2010).

Tetsuo Tsuneishi	Vice Chairman of the Tokyo Electron Board (2003 to present). Corporate Director of Tokyo Electron (1992 to present).

Hiroshi Takenaka	Representative Director of the Tokyo Electron Board (2009 to present). President of Tokyo Electron (2009 to present) and Chief Executive Officer of Tokyo Electron (2010 to present). Corporate Director of Tokyo Electron (2007 to present). Senior Vice President & General Manager, SPE-2 Division of Tokyo Electron (2008 to 2009). Senior Vice President & Deputy General Manager, SPE-3 Division and General Manager, Thermal Processing Systems Business Unit of Tokyo Electron (2007 to 2008).

Hirofumi Kitayama	Representative Director of the Tokyo Electron Board (2011 to present). Executive Vice President of Tokyo Electron (2009 to present). Corporate Director of Tokyo Electron (2007 to present). Chairman of the Board, Tokyo Electron Tohoku Limited (2008 to present). Chairman of the Board, Tokyo Electron Kunshan Limited (2012 to present). President and Representative Director of Tokyo Electron Miyagi Limited (2010 to 2012).

Kiyoshi Sato	Corporate Director of Tokyo Electron (2003 to present). Vice Chairman, FPD/PVE (Flat Panel Display/Photovoltaic Cell Equipment) of Tokyo Electron (2009 to 2011). President and Chief Operating Officer of Tokyo Electron (2005 to 2009).

Kenji Washino	Corporate Director of Tokyo Electron (2007 to present). Executive Vice President, Corporate Business Strategy of Tokyo Electron (2009 to present). Director and Chief Executive Officer and Chief Financial Officer of Purchaser (2012 to present). General Manager, SPE Business Strategy Division of Tokyo Electron (2009 to 2010). Senior Vice President & Deputy General Manager SPE-2 Division of Tokyo Electron (2007 to 2009).

Hikaru Ito	Corporate Director of Tokyo Electron (2007 to present). Executive Vice President of Tokyo Electron (2009 to present). Senior General Manager, SPE Sales Division and General Manager, SPE Sales Division, North America and Europe Sales of Tokyo Electron (2011 to present). General Manager, SPE Division of Tokyo Electron (2009 to 2011). Senior Vice President & Deputy General Manager, SPE-2 Division and General Manager of Tokyo Electron (2007 to 2009).

Takashi Nakamura	Corporate Director of Tokyo Electron (2009 to present). Senior Vice President & General Manager, Corporate Administration Division of Tokyo Electron (2009 to present). Executive Vice President of Tokyo Electron AT Limited (2008 to 2009). Executive Vice President of Tokyo Electron Kyushu Limited (2004 to 2008).

Takaaki Matsuoka	Corporate Director of Tokyo Electron (2011 to present). Chairman of the Board of Tokyo Electron Technology Development Institute, Inc. (2010 to present). President and Representative Director of Tokyo Electron Technology Development Institute, Inc. (2007 to 2010).

Masami Akimoto	Corporate Director of Tokyo Electron (2011 to present). Senior Vice President, System Development Division of Tokyo Electron (2007 to present). President and Representative Director of Tokyo Electron Kyushu Limited (2008 to present).

Yoshiteru Harada	Corporate Director of Tokyo Electron (2011 to present). Vice President & Deputy General Manager, Corporate Administration Division of Tokyo Electron (2009 to present). Senior Vice President, Tokyo Electron Kyushu Limited (2009 to 2010). Vice President & General Manager, Corporate Administration of Tokyo Electron (2005 to 2009). Vice President and General Manager of Tokyo Electron (2003 to 2005).

Hideyuki Tsutsumi	Corporate Director of Tokyo Electron (2011 to present). Vice President & General Manager, Etching Systems Business Unit of Tokyo Electron (2008 to present). Vice President, Japan Sales & Service Division of Tokyo Electron (2007 to 2008).

Hiroshi Inoue	Outside Corporate Director of Tokyo Electron (2006 to present). Chairman of the Board of Tokyo Broadcasting System, Inc. (2009 to present). President of Tokyo Broadcasting System, Inc. (2002 to 2009).

Masahiro Sakane	Outside Corporate Director of Tokyo Electron (2008 to present). Chairman of the Board of Komatsu Ltd., a manufacturer of construction and mining equipment, utilities, forest machines and industrial machinery, located in Tokyo, Japan (2010 to present). Chairman and Representative Director of Komatsu Ltd. (2007 to 2010).

Takashi Ito	Senior Vice President & General Manager, PVE Division of Tokyo Electron (2008 to present). Director of PVE Business Integration Department of Tokyo Electron (2012 to present). Director of PVE New Product Promotion Department of Tokyo Electron (2009 to 2010). Senior Vice President & General Manager of Clean Track Business Unit of Tokyo Electron (2007 to 2008).

Chiaki Yamaguchi	Senior Vice President, Deputy General Manager, SPE Sales Division of Tokyo Electron (2009 to present). Vice President & General Manager, Sales & Services, Asia of Tokyo Electron (2006 to 2009).

Gishi Chung	Senior Vice President, SPE Process Development Division of Tokyo Electron (2011 to present). Executive Vice President of Tokyo Electron Miyagi Ltd. (2011 to present). Vice President & General Manager, SPE Process Development Division of Tokyo Electron (2010 to 2011). Senior Vice President of Tokyo Electron AT Ltd. (2008 to 2010). Vice President and General Manager of Tokyo Electron AT Ltd. (2006 to 2008).

Shigetoshi Hosaka	Director of Technology Development Center of Tokyo Electron (2004 to present). Senior Vice President & General Manager, Corporate Development Division of Tokyo Electron (2011 to present). Director of TEL Technology Center Tsukuba of Tokyo Electron (2012 to present). Vice President & General Manager, Corporate Development Division of Tokyo Electron (2009 to 2011). Director of Development Planning Department of Tokyo Electron (2007 to 2010). Vice President & General Manager, Technology Development Center, Development Planning Department of Tokyo Electron (2005 to 2009).

PURCHASER

The following table sets forth the name, present principal occupation or employment and past material occupations, positions, offices or employment for at least the past five years for each director of Purchaser and the name, present principal occupation or employment and past material occupations, positions, offices or employment for at least the past five years for each executive officer of Purchaser.

Name	Business Address (Current Business Phone Number)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years	Citizenship
Kenji Washino	Akasaka Biz Tower 3-1 Akasaka 5-chome Minato-ku Tokyo 107-6325, Japan (+81-3-5561-7000)	See above.	Japan

Zoltan Papp	2400 Grove Blvd. Austin, Texas 78741 ((512) 424-1000)	Secretary of Purchaser. General Counsel of Tokyo Electron (2001 to present).	USA

The Letter of Transmittal and certificates representing the Shares and any other required documents should be sent or delivered by each record shareholder or the shareholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary. Shareholders submitting certificates representing the Shares to be tendered must deliver such certificates together with the Letter of Transmittal and any other documents by mail or overnight courier. Except as described in the Letter of Transmittal with respect to Eligible Institutions, facsimile copies of the certificates representing the Shares or Letters of Transmittal will not be accepted. The Letter of Transmittal and certificates representing the Shares and any other required documents should be sent or delivered by each shareholder or its, his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

The Depositary for the Offer is:

By First Class Mail:	By Facsimile (For Eligible Institutions Only)	By Registered or Certified Mail, or Overnight Delivery:

Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	(617) 360-6810 Confirmation of Facsimile Transmissions by Telephone: (781) 575-2332	Computershare Trust Company, N.A. c/o Voluntary Corporate Actions Suite V 250 Royall Street Canton, MA 02021

Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at its telephone number and location listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

D.F. KING & CO., INC.

48 Wall Street

22nd Floor

New York, New York 10005

Banks and Brokers Call: (212) 269-5550

All others call Toll Free: (800) 628-8536

Email: fsitender@dfking.com

The Dealer Manager for the Offer is:

Goldman, Sachs & Co.